Exhibit 2.3

FINAL VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

MIDLAND STATES BANCORP, INC.,

HB ACQUISITION LLC

AND

LOVE SAVINGS HOLDING COMPANY

APRIL 7, 2014

i

EXHIBIT INDEX

Exhibit A	Acquired Subsidiaries

Exhibit B	Change of Control Payments

Exhibit C	Form of Clayton Lease

Exhibit D	Form of Mason Woods Lease

Exhibit E	Form of Confidential Investor Questionnaire

Exhibit F-1	Form of Legal Opinion of Counsel to the Company

Exhibit F-2	Form of Legal Opinion of Counsel to Acquired Bank

Exhibit F-3	Form of Legal Opinion of Counsel to Certain Shareholders of the Company

Exhibit G	Form of Legal Opinion of Counsel to Acquiror

Exhibit H-1	Form of Voting Agreement (Love Family / Laurence A. Schiffer)

Exhibit H-2	Form of Voting Agreement (McDonnell Family)

Exhibit I	Form of Registration Rights Agreement

Exhibit J-1	Form of Shareholders’ Agreement (Love Family)

Exhibit J-2	Form of Shareholders’ Agreement (McDonnell Family)

Exhibit K	Form of Indemnification Agreement

Exhibit L-1	Form of Amendment of Equity Appreciation Award Agreement for Mark R. Dellonte

Exhibit L-2	Form of Employment Agreement for Larry K. White

Exhibit M	Form of Noncompetition Agreement

Exhibit N	Form of Exchange Agent Agreement

v

COMPANY DISCLOSURE SCHEDULE INDEX

Schedule 1.1	Love Family; McDonnell Family; Other Principal Shareholders

Schedule 4.2	Company and Acquired Subsidiary Organization

Schedule 4.3	No Conflict

Schedule 4.4	Company and Acquired Subsidiary Capitalization

Schedule 4.6	Company Financial Statements and Reports

Schedule 4.7	Legal Proceedings; Orders

Schedule 4.8	Compliance with Applicable Laws and Regulations

Schedule 4.9	Taxes

Schedule 4.10	Insurance

Schedule 4.11	Loans; Loan Loss Reserves

Schedule 4.12	Investments

Schedule 4.13	Company Employee Matters

Schedule 4.14	Environmental Matters

Schedule 4.16	Company Properties

Schedule 4.17	Fiduciary Accounts

Schedule 4.19	Insider Interests

Schedule 4.20	Contracts and Company Employee Benefit Plans

Schedule 4.21	Defaults

Schedule 4.22	Absence of Certain Changes and Events

Schedule 4.24	Undisclosed Liabilities; Adverse Changes

Schedule 4.26	Brokerage Commissions

Schedule 6.9	Data and Item Processing Agreements

ACQUIROR DISCLOSURE SCHEDULE INDEX

Schedule 5.1	Organization and Authorization of Acquiror

Schedule 5.2	Acquiror Bank Organization

Schedule 5.3	No Conflict

Schedule 5.4	Acquiror and Acquiror Bank Capitalization

Schedule 5.7	Legal Proceedings; Orders

Schedule 5.8	Compliance with Applicable Laws and Regulations

Schedule 5.9	Taxes

Schedule 5.11	Loans; Loan Loss Reserves

Schedule 5.14	Environmental Matters

Schedule 5.22	Absence of Certain Changes and Events

Schedule 5.24	Undisclosed Liabilities; Adverse Changes

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of April 7, 2014, by and among MIDLAND STATES BANCORP, INC., an Illinois corporation (“Acquiror”), HB ACQUISITION LLC, an Illinois limited liability company and wholly-owned subsidiary of Acquiror (“Merger Sub”), and LOVE SAVINGS HOLDING COMPANY, a Missouri corporation (the “Company”).

RECITALS

A.                                    The parties to this Agreement desire to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement, the General and Business Corporation Law of Missouri, as amended (the “GBCM”), and the Illinois Limited Liability Company Act, as amended (the “Illinois LLC Act”), with Merger Sub to be the surviving entity in the Merger.

B.                                    Acquiror and the Company previously entered into that certain Stock Purchase Agreement, dated as of September 12, 2013 (the “Stock Purchase Agreement”), pursuant to which Acquiror agreed to, among other things, purchase from the Company all of the outstanding capital stock of Heartland Bank, a federal savings bank with its main office located in Clayton, Missouri, and a wholly-owned subsidiary of the Company (the “Bank”).

C.                                    Simultaneously with the execution of the Stock Purchase Agreement, Midland States Bank, an Illinois chartered commercial member bank with its main office located in Effingham, Illinois, and a wholly-owned subsidiary of Acquiror (“Acquiror Bank”), and the Bank entered into that certain Bank Merger Agreement (the “Bank Merger Agreement”) pursuant to which the parties agreed that, at a time following consummation of Acquiror’s acquisition of the outstanding capital stock of the Bank, the Bank would merge (the “Bank Merger”) with and into Acquiror Bank, in accordance with the Illinois Banking Act and the Federal Reserve Act, with Acquiror Bank being the surviving bank in the Bank Merger.

D.                                    Acquiror and the Company have mutually agreed to restructure the transactions contemplated by the Stock Purchase Agreement as a merger transaction and, accordingly, have terminated the Stock Purchase Agreement simultaneously with the execution of this Agreement.

E.                                    Acquiror Bank and the Bank also will amend and restate the Bank Merger Agreement (the “Amended and Restated Bank Merger Agreement”) to provide for the consummation of the Bank Merger at a time following the Merger and otherwise conform the terms thereof to the terms of this Agreement.

F.                                     The Company is a unitary savings and loan holding company registered under the Home Owners’ Loan Act that, through its subsidiaries, conducts a variety of businesses and activities, some of which are not permissible for a bank holding company to conduct pursuant to Sections 4(c) and 4(k) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and Federal Reserve regulations promulgated thereunder (such businesses, collectively, the “Non-Banking Business”).

G.                                   Prior to the closing of the Merger, the parties contemplate that: (i) pursuant to an internal restructuring transaction to be effected by the Company and its subsidiaries (the “Internal Restructuring”), the Non-Banking Business, as well as private equity investments, marketable securities and cash as determined by the Company (as necessary and appropriate to provide for adequate working capital), will be transferred by the Company to Hallmark Investment Corporation, a Missouri corporation and wholly-owned Subsidiary of the Company (together with its Subsidiaries following the Internal Restructuring, the “Hallmark Group”); and (ii) the Company will consummate the disposition of 100% of the capital stock of the Hallmark Group to certain of its shareholders (the “Distribution”) in such manner as may be elected by the Company in its sole discretion (provided that the method of the Internal Restructuring and the Distribution does not adversely affect Acquiror or the tax treatment of the Merger).

H.                                   The respective boards of directors of Acquiror and the Company, and the sole member of Merger Sub, have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the GBCM and the Illinois LLC Act, approved and declared the advisability of this Agreement and have determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders (or member, in the case of Merger Sub).

I.                                        The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

J.                                      In connection with the Merger, Acquiror wishes to assume, upon the terms and conditions set forth herein: (i) certain assets and certain liabilities related to the trust preferred securities (the “Trust Preferred Securities”) issued by each of Love Savings/Heartland Capital Trust III and Love Savings/Heartland Capital Trust IV Trust (the “Trusts”), Delaware statutory trusts for which Wilmington Trust Company serves as trustee (the “Trustee”); and (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to each Trust (the “Trust Debentures” and such transfer and assumption described in clauses (i) and (ii), the “TRUPS Assumption”).

K.                                   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the TRUPS Assumption and the other transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger, TRUPS Assumption and other transactions.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the following mutual promises, covenants and agreements, the parties hereby agree as follows:

Article 1

Definitions

Section 1.1.                                Definitions                                  The following terms, when used herein, shall have the following meanings.

“ABV Calculation” has the meaning set forth in Section 2.11.

“Accredited Investor” means a Person who qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission under the Securities Act.

“Accrued TRUPS Interest” means the amount of accrued and deferred interest on the Trust Debentures as of the Effective Time that Acquiror is required to pay to the Trustee at the Closing.

“Acquired Subsidiaries” means, collectively: (i) the Bank and each of its Subsidiaries, which include those entities set forth on Exhibit A; and (ii) the Trusts.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror Bank Equity” has the meaning set forth in Section 5.4(b).

“Acquiror Common Stock” means the common stock of the Company, $0.01 par value per share.

“Acquiror Disclosure Schedules” has the meaning set forth in Section 1.2(b).

“Acquiror Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, pension, retirement, supplemental retirement, profit sharing, deferred compensation, savings, stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, equity compensation, consulting, bonus, incentive, medical, dental, vision, disability, flexible spending, workers’ compensation, vacation, paid time off, group insurance, severance and other similar plan, program, policy, agreement and arrangement, and each trust agreement related thereto, for which Acquiror has or may have any Liabilities, including by reason of having an ERISA Affiliate.

“Acquiror Financial Statements” has the meaning set forth in Section 5.6.

“Acquiror Indemnified Parties” has the meaning set forth in Section 10.2.

“Acquiror Investment Securities” has the meaning set forth in Section 5.12.

“Acquiror Key Employee” means any of Leon J. Holschbach, Jeffrey Ludwig, Douglas J. Tucker, John M. Schultz and Eric A. Chojnicki.

“Acquiror Owned Properties” has the meaning set forth in Section 5.16(a).

“Acquiror Properties” means:  (a) real estate currently owned or leased by Acquiror or any Acquiror Subsidiary and used or formerly used in the conduct of its respective business; (b) OREO held by Acquiror or any Acquiror Subsidiary; (c) real estate that is in the process of pending foreclosure or forfeiture Proceedings conducted by Acquiror or any Acquiror Subsidiary; (d) real estate that is held in trust for others by Acquiror or any Acquiror Subsidiary; (e) real estate owned or leased by a partnership or joint venture in which Acquiror or any Acquiror Subsidiary has an ownership interest; (f) the fee interests owned by Acquiror or any Acquiror Subsidiary in any Mortgaged Premises; and (g) any other real estate owned or leased by Acquiror or any Acquiror Subsidiary.

“Acquiror Qualified Plan” means each of the Acquiror Employee Benefit Plans that is intended to be “qualified” under Section 401(a) of the Code.

“Acquiror Regulatory Reports” has the meaning set forth in Section 5.5.

“Acquiror Subsidiary” means any Subsidiary of Acquiror.

“Acquiror Tax Affiliate” has the meaning set forth in Section 5.9(a).

“Acquisition Transaction” means any of the following, whether occurring directly or indirectly:  (a) a merger or consolidation, or any similar transaction (other than the Merger, the Internal Restructuring or the Distribution) of any company with the Company or any Acquired Subsidiary; (b) a purchase, lease or other acquisition of all or substantially all the assets of the Company or any Acquired Subsidiary; (c) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of the Company or any Acquired Subsidiary; or (d) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of the Company or any Acquired Subsidiary.

“Adjusted Book Value” means: (a) the total consolidated shareholders’ equity of the Company as of the Calculation Date (but after reflecting the reduction of consolidated shareholders’ equity resulting from the Internal Restructuring and the Distribution, if such transactions occur after the Calculation Date, and any liability for Taxes associated therewith, including by reason of the application of Section 355(e) of the Code to such transactions), calculated in accordance with the terms of this Agreement, and with GAAP as consistently applied by the Company; less (b) the sum of (i) any amounts required to be paid by Acquiror or the Company or any Acquired Subsidiary at or after the Calculation Date to any director, officer or employee of the Company or an Acquired Subsidiary pursuant to any change of control agreement or other contractual obligation, including under any benefit plan or employment practice of the Company or an Acquired Subsidiary, by reason of the consummation of the Contemplated Transactions, other than amounts that have been accrued or amounts payable pursuant to the agreements described on Exhibit B, (ii) the amount, if any, by which the Company’s Loan Loss Reserve at the Calculation Date is less than Eleven Million Dollars ($11,000,000), (iii) any payment made, or cost or expense accrued, by the Company or any Acquired Subsidiary after the Calculation Date, but before the Closing, that is not otherwise permitted, or that is prohibited, by the terms of this Agreement, (iv) the amount of any cost or expense that should have been incurred or accrued by the Company or any Acquired Subsidiary prior to Closing to bring the Company or such Acquired Subsidiary into compliance with the terms of this Agreement, but which cost or expense was not incurred or accrued, (v) all Company Transaction Expenses, (vi) any Remediation Cost required by Section 6.7(b) to be included in the calculation of Adjusted Book Value and (vii) the payment for Taxes that the Company will be required to make between the date of this Agreement and the Effective Time (to the extent such amount has not been accrued and included in total consolidated shareholders’ equity of the Company as of the Calculation Date).  The Adjusted Book Value shall be calculated in accordance with the procedures set forth in Section 2.11.

“Affiliate” of, or a Person “Affiliated” with, a specific Person means a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Governmental Authorities” means, with respect to a Person, the Regulatory Authorities and any other federal, state, county or local governmental body, instrumentality, agency, board or official having authority or jurisdiction to enforce any Applicable Law and Regulation.

“Applicable Laws and Regulations” means, with respect to a Person, all federal, state, local, municipal, foreign, international, multinational or other administrative Orders, constitutions, laws, ordinances, regulations and rules and rulings, and all published guidelines, interpretive letters, policy statements, directives advisories or bulletins, of any Applicable Governmental Authority that are applicable to or binding upon such Person, the conduct of its business or any of its assets.

“Bank” has the meaning set forth in the Recitals.

“Bank Merger” has the meaning set forth in the Recitals.

“Best Efforts” means the commercially reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve such result as expeditiously as possible; provided, however, that an obligation to use best efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Borrowing Affiliate” has the meaning set forth in Section 6.3(e)(ii).

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or breach of, or failure to perform or comply with, any covenant or obligation in this Agreement or any instrument delivered pursuant to this Agreement.

“Business Day” means any day except Saturday, Sunday and any day on which Acquiror Bank is authorized or required by law or other government action to close.

“Calculation Date” means the end of the calendar month preceding the Closing Date.

“Certificate” means a stock certificate representing one or more shares of Company Preferred Stock or Company Common Stock.

“Clayton Lease” has the meaning set forth in Section 2.6(i).

“Closing” has the meaning set forth in Section 2.2(a).

“Closing Date” has the meaning set forth in set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Disclosure Schedules” has the meaning set forth in Section 1.2(b).

“Company Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), employment, compensation, pension, retirement, supplemental retirement, profit sharing, deferred compensation, savings, stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, equity compensation, consulting, bonus, incentive, medical, dental, vision, disability, flexible spending, workers’ compensation, vacation, paid time off, group insurance, severance and other similar plan, program, policy, agreement and arrangement, and each trust agreement related thereto, for which the Company or an Acquired Subsidiary has or may have any Liabilities, including by reason of having an ERISA Affiliate.

“Company Financial Statements” has the meaning set forth in Section 4.6.

“Company Indemnified Parties” has the meaning set forth in Section 10.3.

“Company Investment Securities” has the meaning set forth in Section 4.12(a).

“Company Owned Properties” has the meaning set forth in Section 4.16(a).

“Company Preferred Stock” means, collectively, the Company Senior Preferred Stock and the Company Series A Preferred Stock.

“Company Properties” means:  (a) real estate currently owned or leased by the Company or an Acquired Subsidiary and used or formerly used in the conduct of its respective business; (b) OREO held by the Company or an Acquired Subsidiary; (c) real estate that is in the process of pending foreclosure or forfeiture Proceedings conducted by the Company or an Acquired Subsidiary; (d) real estate that is held in trust for others by the Company or an Acquired Subsidiary; (e) real estate owned or leased by a partnership or joint venture in which the Company or an Acquired Subsidiary has an ownership interest; (f) the fee interests owned by the Company or an Acquired Subsidiary in any Mortgaged Premises; and (g) any other real estate owned or leased by the Company or an Acquired Subsidiary.

“Company Qualified Plan” means each of the Company Employee Benefit Plans that is intended to be “qualified” under Section 401(a) of the Code.

“Company Real Estate” means all interests in real property owned by the Company or any Acquired Subsidiary.

“Company Regulatory Reports” has the meaning set forth in Section 4.5.

“Company Senior Preferred Stock” means the Preferred Stock, $1.00 par value per share, of the Company.

“Company Series A Preferred Stock” means the Series A New Preferred Stock, $1.00 par value per share, of the Company created by the Certificate of Designation of Class A New Preferred Stock of the Company.

“Company Subsequent Reports” has the meaning set forth in Section 6.4.

“Company Tax Affiliate” has the meaning set forth in Section 4.9(a).

“Company Transaction Expenses” means all fees and expenses of all attorneys, accountants, consultants, financial advisors and other professional advisors of the Company and the Acquired Subsidiaries, and all other costs and expenses incurred by the Company and the Acquired Subsidiaries, in connection with the Contemplated Transactions for which the Company or any Acquired Subsidiary is liable.

“Confidentiality Agreement” means that certain Mutual Nondisclosure Agreement dated March 15, 2012, between Acquiror and the Company.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including the Internal Restructuring, the Distribution, the Merger, the Bank Merger, the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement and the performance by each party to the Voting Agreement, the Registration Rights Agreement and the Shareholders’ Agreement.

“Contract” means any agreement, contract, commitment, obligation, understanding, arrangement or promise (whether written or oral and whether express or implied) that is legally binding.

“Covered Employees” has the meaning set forth in Section 7.10(b).

“Dissenting Shareholder” has the meaning set forth in Section 3.4.

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Distribution” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Eligible Shareholder” means an owner of Company Preferred Stock or Company Common Stock as of the Effective Time who qualifies as an Accredited Investor.

“Engagement Date” has the meaning set forth in Section 2.11.

“Environmental Laws” means any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, mold, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“Environmental Report” has the meaning set forth in Section 6.7(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that has been treated as a single employer with the respective entity, or any predecessor of the respective entity, for purposes of Section 414 of the Code.

“Fannie Mae” means the Federal National Mortgage Association.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHA” means the Federal Housing Administration of the United States Department of Housing and Urban Development.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“GBCM” has the meaning set forth in the Recitals.

“Ginnie Mae” means the Government National Mortgage Association.

“Hallmark Group” has the meaning set forth in the Recitals.

“HPS” has the meaning set forth in Section 2.6(n).

“HPS Relationship” has the meaning set forth in Section 10.1.

“IDFPR” means the Illinois Department of Financial and Professional Regulation.

“Illinois Articles of Merger” has the meaning set forth in Section 2.2(b).

“Illinois LLC Act” has the meaning set forth in the Recitals.

“Immediate Family” means a Person’s spouse and, if they reside with such Person, parents and children.

“Independent Accountants” has the meaning set forth in Section 2.11.

“Intellectual Property” means all trademarks, trade names, service marks, patents, and copyrights, whether registered or the subject of an application for registration, that are owned by a Person or licensed from a third party (excluding “shrink wrap” retail computer software programs), and used by such Person in its business.

“Intellectual Property Assets” has the meaning set forth in Section 4.20(e).

“Internal Restructuring” has the meaning set forth in the Recitals.

“IRS” means the Internal Revenue Service.

“Key Employee” means each executive level employee (as defined by Regulation O) of the respective entity, including, with respect to the Company and the Acquired Subsidiaries, Andrew S. Love, Laurence A. Schiffer, Mark Dellonte, David Minton and Larry White.

“Knowledge” with respect to: (a) an individual means that such individual will be deemed to have “Knowledge” of a particular fact or other matter if:  (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matters; and (b) a Person (other than an individual) means that such Person will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has served in the past twelve (12) months, as the Chief Executive Officer, Chief Operating Officer, Chief Credit/Lending Officer or Chief Financial Officer of such Person (or in any similar capacity) has Knowledge (determined in the manner described in clause (a) above) of such fact or other matter.

“Letter of Transmittal” has the meaning set forth in Section 3.3(a).

“LFC” means Love Funding Corporation, a Subsidiary of the Bank.

“LFC Dispute” has the meaning set forth in Section 10.2.

“Liabilities” means, with respect to a Person, all of the obligations or liabilities of such Person, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted, arising out of transactions or events previously entered into, or any action or inaction, including Taxes with respect to or based upon transactions or events previously occurring, that are required to be reflected, disclosed or reserved against in such Person’s audited consolidated financial statements in accordance with GAAP.

“Loan” means each loan, loan agreement, promissory note, financing lease or other borrowing or credit agreement, any participation therein, and any guaranty, renewal or extension thereof.

“Loan Loss Reserve” means the allowance for loan and lease losses of a Person, calculated in accordance with GAAP and all Applicable Laws and Regulations.

“Losses” has the meaning set forth in Section 10.2.

“Love Family” means the Persons listed on Schedule 1.1 under the heading “Love Family.”

“Love Family Board Representative” has the meaning set forth in Section 7.8(a).

“Love Family Non-Voting Observer” has the meaning set forth in Section 7.8(a).

“Mason Woods Lease” has the meaning set forth in Section 2.6(j).

“Material Adverse Effect” means any condition, event, change or occurrence that has or may reasonably be expected to:  (a) have a material adverse effect on the condition (financial or otherwise), properties, assets, Liabilities, business, operations or results of operations, of a Person and any of its Subsidiaries on a consolidated basis; or (b) impair in any material respect the ability of a Person to timely perform its obligations under this Agreement; it being understood that a Material Adverse Effect shall not include:  (x) a change with respect to, or effect on, a Person resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of any Person on a consolidated basis; (y) a change with respect to, or effect on, a Person and any of its Subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies), including changes in general economic conditions and changes in prevailing interest and deposit rates; and (z) actions or omissions taken by any Person as required hereunder.

“McDonnell Family” means the Persons listed on Schedule 1.1 under the heading “McDonnell Family.”

“McDonnell Family Board Representative” has the meaning set forth in Section 7.8(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Missouri Articles of Merger” has the meaning set forth in Section 2.2(b).

“Mortgage Loan Investors” means, collectively, Ginnie Mae, Fannie Mae, Freddie Mac, the FHA, the VA, the USDA and the Mortgage Purchasers.

“Mortgage Purchasers” means the institutional investors in, and purchasers of, mortgage loan products pursuant to existing mortgage loan purchase agreements with the Company and/or any Acquired Subsidiary.

“Mortgaged Premises” means:  (a) each real property interest (including any fee or leasehold interest) that is encumbered or affected by any mortgage, deed of trust, deed to secure debt or other similar document or instrument granting to a Person a lien on or security interest in such real property interest; and (b) any other real property interest upon which is situated assets or other property (other than personal property) affected or encumbered by any document or instrument granting to a Person a lien thereon or security interest therein.

“MSR Offer” has the meaning set forth in Section 6.22.

“New Instruments” has the meaning set forth in Section 3.3(b).

“New Plans” has the meaning set forth in Section 7.10(c).

“Non-Banking Business” has the meaning set forth in the Recitals.

“Objection Notice” has the meaning set forth in Section 2.11.

“OCC” means the Office of the Comptroller of the Currency.

“Old Plans” has the meaning set forth in Section 7.10(d).

“Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person that: (a) is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than Loan approvals for customers of a financial institution; and (c) is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than Loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“OREO” means real estate owned by a Person and designated as “other real estate owned.”

“Organizational Documents” means: (a) the articles or certificate of incorporation and bylaws of a corporation; (b) the certificate of formation or articles of organization and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement of a general partnership; (d) the limited partnership agreement and certificate of limited partnership of a limited partnership; and (e) the charter or articles of association and bylaws of a bank.

“PBGC” means the U.S. Pension Benefit Guaranty Corporation.

“Permitted Liens” means:  (a) liens arising out of judgments or awards in respect of which the Company or an Acquired Subsidiary, Acquiror or Acquiror Bank, as the case may be, is in good faith prosecuting an appeal or Proceedings for review and in respect of which it has secured a subsisting stay of execution pending such appeal or Proceedings; (b) liens for real estate taxes, assessments and other governmental charges or levies the payment of which is not past due, or as to which the Company or an Acquired Subsidiary, Acquiror or Acquiror Bank, as the case may be, is diligently contesting in good faith and by appropriate Proceedings either the amount thereof or the Liability therefor or both; (c) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, Contracts (other than Contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the Ordinary Course of Business; (d) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, in any case that do not materially impair the use of such property in the operation of the business of the Company or an Acquired Subsidiary, Acquiror or Acquiror Bank, as the case may be, or the merchantability or the value of such property or interest therein for the purpose of such business; (e) purchase money mortgages or other purchase money or vendor’s liens or security interests (including finance leases), provided that no such mortgage, lien or security interest shall extend to or cover any other property of the Company or an Acquired Subsidiary, Acquiror or Acquiror Bank, as the case may be, other than that so purchased; (f) pledges and liens given to secure deposits and other Liabilities of the Company or an Acquired Subsidiary, Acquiror or Acquiror Bank, as the case may be, arising in the ordinary course of banking business; (g) liens, charges or encumbrances reflected in the applicable financial statements delivered to the other party to this Agreement, including liens imposed by law, such as mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar liens arising in the Ordinary Course of Business; and (h) any other liens, charges or encumbrances that are not material, individually or in the aggregate, in kind or amount.

“Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.

“Phase I Report” has the meaning set forth in Section 6.7(a).

“Phase II Report” has the meaning set forth in Section 6.7(a).

“Proceeding” means any claim, action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, quasi-judicial, administrative, investigative or informal)

commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

“Proposed MSR Sale” has the meaning set forth in Section 6.22.

“Registration Rights Agreement” has the meaning set forth in Section 6.16.

“Regulation O” means Regulation O adopted by the Federal Reserve and found at 12 CFR 215.

“Regulatory Authority” means any federal, state or local governmental body, agency, court, judicial body or authority that, under Applicable Laws and Regulations:  (a) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company or any Acquired Subsidiary, Acquiror or Acquiror Bank; (b) is required to approve, or give its consent to, the Contemplated Transactions; or (c) with which a filing must be made in connection therewith, including in any case, the Federal Reserve, the IDFPR and the OCC.

“Regulatory Approvals” means the approval, non-objection or waiver of the Federal Reserve, the IDFPR, the U.S. Department of Justice and any other Applicable Governmental Authorities whose approval, non-objection or waiver is necessary for the consummation of the Contemplated Transactions.

“Remediation Cost” has the meaning set forth in Section 6.7(b).

“Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Schedules” has the meaning set forth in Section 1.2(b).

“Securities Act” has the meaning set forth in Section 2.2.

“Shareholders’ Agreement” has the meaning set forth in Section 6.17.

“Shareholder Representative” has the meaning set forth in Section 6.23(c).

“Stock Purchase Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Superior Proposal” means an Unsolicited Proposal that is determined in good faith by the Company’s board of directors to be on terms that are more favorable to the shareholders of the Company (other than those individuals executing the voting agreement referenced in

Section 6.15) than the Merger and has a reasonable prospect of being consummated in accordance with its terms.

“Supplemental Indenture” has the meaning set forth in Section 2.6(h).

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, prohibited transaction, stamp, occupation, premium, property or windfall profits tax, environmental tax, customs duty, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other tax, fee or assessment imposed by a taxing jurisdiction, including any interest, penalties or additional amounts in respect of the foregoing, for each party hereto and its commonly controlled entities and all members of any consolidated, affiliated, combined or unitary group of which any of them is a member.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Applicable Laws and Regulations relating to any Tax.

“Termination Date” means five (5) months after the date of this Agreement, or such other date as shall have been agreed to in writing by Acquiror and the Company.

“Threatened” with respect to a Proceeding, dispute or other matter means a Proceeding, dispute or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a Proceeding, dispute or other matter may be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Documents” means this Agreement and all of the other documents to be executed in connection with the Contemplated Transactions.

“Transition Date” has the meaning set forth in Section 7.10(c).

“TRUPS Assumption” has the meaning set forth in the Recitals.

“Trusts” has the meaning set forth in the Recitals.

“Trust Debentures” has the meaning set forth in the Recitals.

“Trust Preferred Securities” has the meaning set forth in the Recitals.

“Trustee” has the meaning set forth in the Recitals.

“Unsolicited Proposal” means an Acquisition Transaction that was not, after the date of this Agreement, made, encouraged, facilitated, solicited, initiated or assisted by the Company, any of its Subsidiaries or any of their respective Representatives or Affiliates.

“USDA” means the U.S. Department of Agriculture.

“VA” means the U.S. Department of Veterans Affairs.

“Visa Ownership” has the meaning set forth in Section 10.1.

“Voting Agreement” has the meaning set forth in Section 6.15.

Section 1.2.                                Principles of Construction.

(a)                     In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:

(i)                                     unless otherwise provided herein, actions permitted but not required under this Agreement may be taken at any time, and from time to time, in the actor’s sole discretion;

(ii)                                  references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;

(iii)                               in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;

(iv)                              references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;

(v)                                 indications of time of day mean Effingham, Illinois, time;

(vi)                              “including” means “including, but not limited to”;

(vii)                           all references to articles, sections, schedules and exhibits are to articles, sections, schedules and exhibits in or to this Agreement unless otherwise specified;

(viii)                        any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof;

(ix)                              all words used in this Agreement will be construed to be of such gender or number as the circumstances require;

(x)                                 except as expressly provided herein, or as the context clearly requires otherwise, all representations, warranties and covenants with respect to any Person mean the applicable Person and any Subsidiary thereof; and

(xi)                              the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions.

(b)                     The schedules of each of Acquiror and the Company referred to in this Agreement (the “Acquiror Disclosure Schedules” and the “Company Disclosure Schedules,” respectively, and collectively, the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of Acquiror and the Company to the other on the date of this Agreement.  Subject to the requirement that all disclosures made in the Schedules include appropriate cross-references to the section(s) of this Agreement to which such disclosure is responsive, any matter disclosed in the Schedules pursuant to one section of this Agreement shall be deemed disclosed for all cross-referenced sections of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)                      All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)                     With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

(e)                      If in any case pursuant to this Agreement, the consent of either the Company or Acquiror is required or necessary, the party from whom such consent is required or necessary may not unreasonably withhold or delay the giving of such consent.

Article 2

The Merger

Section 2.1.                                The Merger.  Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the Illinois LLC Act and the GBCM, at the Effective Time, the Company shall be merged with and into

Merger Sub pursuant to the provisions of, and with the effects provided in, the Illinois LLC Act and the GBCM, the separate corporate existence of Company shall cease and Merger Sub will be the Surviving Entity.

Section 2.2.                                Effective Time; Closing.

(a)                     Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur on a date (the “Closing Date”) that is mutually agreed upon by the parties; provided that, in the absence of an agreement, the Closing shall occur on the fifteenth (15th) Business Day of the calendar month following the calendar month during which all of the conditions set forth in Article 9 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, such as the required delivery of the certificates, documents and other closing items listed in Section 2.6 and Section 2.7); provided further, however, that the Closing Date shall be delayed if Independent Accountants have been engaged pursuant to Section 2.11 to make a determination of Adjusted Book Value, and in that event, the Closing Date shall be no later than thirty (30) days after the Engagement Date.  The Closing shall occur at a time and place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at 10:00 a.m., Central Time, on the Closing Date at the offices of the Company, located at 212 South Central Avenue, St. Louis, Missouri.  Subject to the provisions of Section 11.1, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)                     The parties hereto agree to file on the Closing Date articles of merger, as contemplated by the Illinois LLC Act (the “Illinois Articles of Merger”), with the Secretary of State of the State of Illinois, and articles of merger, as contemplated by the GBCM (the “Missouri Articles of Merger”), with the Secretary of State of the State of Missouri.  The Merger shall become effective as of the date and time specified in the Illinois Articles of Merger (the “Effective Time”).

Section 2.3.                                Effects of the Merger.  At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Illinois Articles of Merger, the Missouri Articles of Merger and Section 37-30 of the Illinois LLC Act and Section 351.450 of the GBCM.  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Entity.

Section 2.4.                                Organizational Documents of the Surviving Entity.  The articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable law.

Section 2.5.                                Manager of the Surviving Entity.  The manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Entity.

Section 2.6.                                The Company’s Deliveries at Closing.  At the Closing, the Company shall deliver, or cause to be delivered, to Acquiror the following items:

(a)                     a good standing certificate for the Company and each of the Acquired Subsidiaries issued by the secretary of state of the state of organization or the applicable Regulatory Authority (in the case of the Bank) dated not more than ten (10) Business Days prior to the Closing Date;

(b)                     a copy of the charter, articles of incorporation or similar Organizational Documents, as applicable, of the Company and each of the Acquired Subsidiaries issued by the secretary of state of the state of organization or the applicable Regulatory Authority (in the case of the Bank) and dated not more than ten (10) Business Days prior to the Closing Date;

(c)                      a certificate of the Secretary, Assistant Secretary, Manager, or comparable officer of the Company and each Acquired Subsidiary dated the Closing Date certifying a copy of the bylaws or similar Organizational Document of the Company or Acquired Subsidiary and stating that there have been no further amendments to the charter, articles of incorporation or similar Organizational Document, as applicable, of the Company or Acquired Subsidiary delivered pursuant to this Section 2.6;

(d)                     a certificate of the Secretary or any Assistant Secretary of the Company certifying as of the Closing Date: (i) copies of resolutions of the board of directors and the shareholders of the Company approving this Agreement and the consummation of any of the Contemplated Transactions for which their approval is required; and (ii) a list of the shareholders of the Company with the number of shares of Company Preferred Stock and/or Company Common Stock owned by each and the number(s) on the Certificate(s) issued to each;

(e)                      a certificate executed by the President of the Company dated the Closing Date stating that:  (i) all of the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (ii) the Company has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of materiality, such representations and warranties shall be true and correct in all respects, and the Company shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the materiality standard set forth herein;

(f)                       a certificate executed by the President of the Company dated the Closing Date stating that: (i) all intercompany assets and liabilities owing to or by the Company or any Acquired Subsidiary with respect to the Hallmark Group (including any guarantees of the indebtedness of the Hallmark Group provided by the Company or any Acquired Subsidiary) have been settled in full as of the Effective Time; and (ii) there are no outstanding loans or other amounts owing to or by the Company to any director or shareholder of the Company;

(g)                      a certificate executed by the President of the Company dated the Closing Date stating that all fees and expenses of the Company’s legal counsel, accountants and financial advisor or investment banker, if any, incurred or reasonably expected to be incurred by the Company and Acquired Subsidiaries in connection with the Contemplated Transactions prior to and including the Effective Time, including all of the Company Transaction Expenses for which the Company is liable, have as of the Closing Date been paid or accrued in full;

(h)                     an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the Trustee and Acquiror, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Supplemental Indenture”), signed by a duly authorized officer of the Company, and any and all other documentation and consents required by the Trustee, in a form satisfactory to the Trustee and Acquiror, to effectuate the TRUPS Assumption;

(i)                         a lease (the “Clayton Lease”) relating to the approximately 26,073 square feet of space at 212 South Central Avenue, Clayton, Missouri (representing the portion of the building currently occupied by the Bank and LFC), and which shall include principal building naming and signage rights, in substantially the form attached hereto as Exhibit C, permitting the use of such property by Acquiror or Acquiror Bank, signed by a duly authorized officer of Heartland Place, L.L.C., the owner of the property;

(j)                        a lease (the “Mason Woods Lease”) relating to the Bank’s branch office located at 13402 Clayton Road, Town & Country, Missouri, permitting the use of such property by Acquiror or Acquiror Bank, in substantially the form attached hereto as Exhibit D, signed by a duly authorized officer of Mason Woods Village, LLC, the owner of the property

(k)                     the written resignations of each of such directors and officers of the Company and any Acquired Subsidiary as may be requested by Acquiror no later than ten (10) Business Days prior to the Closing, other than:  (i) the resignations of Andrew S. Love, Laurence A. Schiffer and Mark Dellonte as directors of LFC; and (ii) the resignations of Andrew S. Love, Laurence A. Schiffer and Larry White as directors of Heartland Business Credit Corporation;

(l)                         a list of all of the Company’s shareholders who the Company reasonably believes are Eligible Shareholders;

(m)                 a Confidential Investor Questionnaire, in substantially the form attached hereto as Exhibit E, signed by each Eligible Shareholder, demonstrating to the reasonable satisfaction of Acquiror that each such Eligible Shareholder is an Accredited Investor;

(n)                     evidence of the termination of any and all sponsor bank or other similar agreements between Heartland Payment Systems (“HPS”) and the Bank, as described in Section 6.20;

(o)                     copies of resolutions of the board of directors of the Company and the Bank authorizing and approving the consummation of the Bank Merger and the merger agreement to effect the Bank Merger, as described in Section 8.3, certified as of the Closing Date by the Secretary, Assistant Secretary or comparable officer of the Company and the Bank;

(p)                     legal opinions, dated the Closing Date, of counsel to the Company, Acquired Bank and certain shareholders of the Company, in the forms attached to this Agreement as Exhibit F-1, Exhibit F-2 and Exhibit F-3; and

(q)                     such other documents as Acquiror or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

Section 2.7.                                Acquiror’s Deliveries at Closing.  At the Closing, Acquiror shall deliver, or cause to be delivered, to the Company the following items:

(a)                     evidence of the delivery by Acquiror or Merger Sub to the Exchange Agent (as defined in Section 3.3(b)) of:  (i) an amount of cash equal to the portion of the Aggregate Merger Consideration to be paid in cash; and (ii) that number of shares of Acquiror Common Stock representing the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock at the Closing, in each case pursuant to Article 3;

(b)                     a good standing certificate for each of Acquiror, Merger Sub and Acquiror Bank issued by the Secretary of State of Illinois (in the case of Acquiror and Merger Sub) or the applicable Regulatory Authority (in the case of Acquiror Bank) dated not more than ten (10) Business Days prior to the Closing Date;

(c)                      a copy of the charter, articles of incorporation or similar Organizational Documents, as applicable, of each of Acquiror, Merger Sub and Acquiror Bank certified by the Secretary of State of Illinois (in the case of Acquiror and Merger Sub) or the applicable Regulatory Authority (in the case of Acquiror Bank) and dated not more than ten (10) Business Days prior to the Closing Date;

(d)                     a certificate of the Secretary, any Assistant Secretary or comparable officer of each of Acquiror, Merger Sub and Acquiror Bank dated the Closing Date certifying a copy of the bylaws, operating agreement or similar Organizational Document of such entity and stating that there have been no further amendments to the charter, articles of incorporation or similar Organizational Document, as applicable, of Acquiror, Merger Sub or Acquiror Bank that is delivered pursuant to this Section 2.7;

(e)                      copies of resolutions of the board of directors of Acquiror approving this Agreement and the consummation of any of the Contemplated Transactions for which its approval is required, certified as of the Closing Date by the Secretary or any Assistant Secretary of Acquiror;

(f)                       copies of resolutions of the sole member and manager of Merger Sub approving this Agreement and the consummation of any of the Contemplated Transactions for which its approval is required, certified as of the Closing Date by any authorized officer of Merger Sub;

(g)                      the Supplemental Indenture signed by a duly authorized officer of Acquiror and any and all other documentation required by the Trustee to effectuate the TRUPS Assumption;

(h)                     the Clayton Lease signed by a duly authorized officer of Acquiror;

(i)                         the Mason Woods Lease signed by a duly authorized officer of Acquiror;

(j)                        a certificate executed by the President or any Executive Vice President of Acquiror dated the Closing Date stating that:  (i) all of the representations and warranties of Acquiror set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing Date; and (ii) Acquiror has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of materiality, such representations and warranties shall be true and correct in all respects, and Acquiror shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the materiality standard set forth herein;

(k)                     evidence of the appointment of the Love Family Board Representative and the McDonnell Family Board Representative as members of the board of directors of Acquiror and the granting of non-voting board observer rights to the Love Family Non-Voting Observer, in each case pursuant to Section 7.8;

(l)                         the legal opinion of counsel to Acquiror, dated the Closing Date, in the form attached to this Agreement as Exhibit G; and

(m)                 such other documents as the Company or the Company’s counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Company and its counsel.

Section 2.8.                                TRUPS Assumption.  As of the Effective Time and upon the terms and conditions set forth herein:  (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of the Company in the Trusts, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Trust Preferred Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (c) Acquiror will cause each Trust to discharge its obligations with respect to the Trust Preferred Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Trust Preferred Securities and the TRUPS Assumption.  In addition, at the Closing, Acquiror will pay, on behalf of the Company, the Accrued TRUPS Interest to the Trustee.

Section 2.9.                                Alternative Structure.  Notwithstanding anything herein to the contrary, before the Effective Time, upon receipt by the Company of a certification from Acquiror that all of the conditions to Acquiror’s obligations at Closing have been satisfied other than delivery of certificates, opinions of counsel and other documents that, in the reasonable opinion of the Company, are not an impediment to Closing, at Acquiror’s request, Acquiror and the Company shall, before the Effective Time, negotiate in good faith with respect to changing the method of effecting the Contemplated Transactions if and to the extent that Acquiror deems such change to be desirable; provided, that any such change shall not:  (a) affect the U.S. federal income tax consequences of the Merger to holders of Company Preferred Stock or Company Common Stock; (ii) alter or change the amount or kind of the consideration to be issued to shareholders of the Company as consideration in the Merger; (iii) delay the Closing Date by more than thirty (30) calendar days in the aggregate; or (iv) adversely affect the economic benefits to the shareholders of the Company or the corporate governance provisions in this Agreement.  If the parties agree to make any such change, they shall execute appropriate documents to reflect the change.

Section 2.10.                         Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither Acquiror nor the Company by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the other party or any of its respective Subsidiaries and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

Section 2.11.                         Calculation of Adjusted Book Value.  Adjusted Book Value shall be calculated by the Company using reasonable estimates of revenues and expenses where actual amounts are not available.  The calculation of Adjusted Book Value (the “ABV Calculation”) shall be delivered to Acquiror, accompanied by appropriate supporting detail, no later than the close of business on the tenth (10th) day following the Calculation Date.  If prior to the close of business on the fifth (5th) day following delivery of the ABV Calculation to Acquiror, Acquiror has not given the Company notice of an objection to the ABV Calculation (which notice shall state in reasonable detail the basis of Acquiror’s objection and its proposed adjustments (the “Objection Notice”)), the ABV Calculation as prepared by the Company will be final, binding, and conclusive on the parties.  If Acquiror timely gives the Company an Objection Notice and if the Company and Acquiror fail to resolve the issues raised in the Objection Notice prior to the close of business on the fifth (5th) day following delivery of the Objection Notice by Acquiror, the determination of the Adjusted Book Value shall be submitted to the Chicago, Illinois, office of Deloitte & Touche LLP (or, if the Chicago, Illinois, office of Deloitte & Touche LLP is unable or unwilling to serve in such capacity, a recognized national or regional independent accounting firm mutually acceptable to the Company and Acquiror) (the “Independent Accountants”) for a binding determination of the Adjusted Book Value.  The Independent Accountants’ determination of the Adjusted Book Value shall be no greater than the amount proposed by the Company, and no less than the amount proposed by Acquiror.  The Independent Accountants shall be directed by the Company and Acquiror to use their Best Efforts to make a determination as soon as practicable within ten (10) days after the date of its engagement (the “Engagement Date”), but in no event later than thirty (30) days after the Engagement Date, and the Independent Accountants’ resolution of the Adjusted Book Value shall be conclusive and binding upon Acquiror and the Company.  The Company and Acquiror shall execute any agreement required by the Independent Accountants to accept their engagement and shall each bear one-half of the fees and costs of the Independent Accountants.  Notwithstanding anything contained herein to the contrary, if there is a determination of any issues raised in an Objection Notice (other than a determination duly rendered by the Independent Accountants) that would have the effect of reducing the Adjusted Book Value by One Million Dollars ($1,000,000) or more, such determination shall not be valid or effective against the Company unless approved by:  (i) the Company’s board of directors; and (ii) the Shareholder Representative, provided, however, that if either the Company’s board of directors or the Shareholder Representative fails to agree with such determination, then the issues raised in the Objection Notice shall be submitted to the Independent Accountants for a binding determination as provided above in this Section 2.11.

Article 3

Merger Consideration; Exchange Procedures

Section 3.1.                                Merger Consideration; Conversion of Stock.

(a)                     The following terms first used in this Article 3 shall have the following meanings:

(i)                                     “Aggregate Merger Consideration” means an amount in cash and shares of Acquiror Common Stock equal to Seventy-Six Million Two Hundred Thousand Dollars ($76,200,000) (as adjusted, if applicable, pursuant to Section 3.1(b)(v)).  The Aggregate Merger Consideration shall consist of: (1) cash in the amount of Sixteen Million Seven Hundred Thousand Dollars ($16,700,000) (as adjusted, if applicable, pursuant to Section 3.1(b)(v)) (the “Aggregate Cash Consideration”), and (2) shares of Acquiror Common Stock with a value (based on the Per Share Acquiror Stock Valuation, as adjusted, if applicable, pursuant to Section 3.1(a)(iii)) equal to Fifty-Nine Million Five Hundred Thousand Dollars ($59,500,000) (as adjusted, if applicable, pursuant Section 3.1(b)(v)) (the “Aggregate Stock Consideration”).

(ii)                                  “Cash Consideration to Common Shareholders” means an amount in cash equal to: (1) the Aggregate Cash Consideration, less (2) the aggregate amount of cash payable to holders of the Company Senior Preferred Stock and the Company Series A Preferred Stock pursuant to Section 3.1(b).

(iii)                               “Per Share Acquiror Stock Valuation” means $16.50, adjusted as follows: (1) increased by the amount that the tangible book value per share of Acquiror Common Stock as of the Calculation Date is greater than the tangible book value per share as of September 30, 2013 (except to the extent any increase in the tangible book value per share results from the conversion to Acquiror Common Stock of convertible preferred stock of Acquiror), subject to a maximum increase of $0.50 per calendar quarter; and (2) if Acquiror, at any time after March 31, 2013, but prior to ninety (90) days after the Closing Date, issues or agrees to issue additional Acquiror Common Stock at a price per share less than the Per Share Acquiror Stock Valuation, then the Per Share Acquiror Stock Valuation shall be decreased to the price per share at which the additional Acquiror Common Stock was issued or agreed to be issued.  Notwithstanding the foregoing, no adjustment shall be made on account of any Acquiror Common Stock issued or issuable in connection with Acquiror’s acquisition of Grant Park Bancshares, Inc. or any sales, awards and grants made in the Ordinary Course of Business under any Acquiror Employee Benefit Plan.

(iv)                              “Per Share Senior Preferred Liquidation Preference” means an amount equal to the per share Liquidation Preference, as such term is defined in subparagraph 4 of Article Three of the Company’s Articles of Incorporation, as amended, as of the Closing Date.

(v)                                 “Per Share Series A Preferred Liquidation Preference” means an amount equal to the per share Series A Liquidation Preference, as such term is defined in paragraph B of the Company’s Certificate of Designation of Class A New Preferred Stock filed with the Missouri Secretary of State on September 25, 2006, as of the Closing Date.

(vi)                              “Senior Preferred Per Share Consideration” means an amount equal to: (1) (A) the Per Share Senior Preferred Liquidation Preference, multiplied by (B) Fifteen Thousand Eighty-Eight (15,088), less (C) Four Million Dollars ($4,000,000), divided by (2) Fifteen Thousand Eighty-Eight (15,088).

(vii)                           “Series A Preferred Per Share Consideration” means an amount equal to: (1) the Per Share Series A Preferred Liquidation Preference, multiplied by (2) 0.80.

(viii)                        “Stock Consideration to Common Shareholders” means an amount in shares of Acquiror Common Stock equal to: (1) the Aggregate Stock Consideration, less (2) the aggregate value of shares of Acquiror Common Stock (based on the Per Share Acquiror Stock Valuation) payable to holders of the Company Senior Preferred Stock and the Company Series A Preferred Stock pursuant to Section 3.1(b).

(b)                     At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holder of any of the following securities:

(i)                                     Each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and shall thereafter represent one membership interest of the Surviving Entity.

(ii)                                  Each share of Company Senior Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Senior Preferred Stock to be cancelled and retired pursuant to Section 3.1(d) and Dissenting Shares) shall be converted into the right to receive a combination of cash and shares of Acquiror Common Stock in an aggregate amount equal to the Senior Preferred Per Share Consideration.  Each holder of Company Senior Preferred Stock shall have the right to elect to receive a portion of the Senior Preferred Per Share Consideration in cash, up to a maximum of $927.889714 per share, with the remaining amount of such holder’s Senior Preferred Per Share Consideration to be received in shares of Acquiror Common Stock based on the Per Share Acquiror Stock Valuation.  Notwithstanding the foregoing, each share of Company Senior Preferred Stock held by a shareholder that is not an Eligible Shareholder shall instead be converted only into the right to receive cash (and not any shares of Acquiror Common Stock) in an amount equal to the Senior Preferred Per Share Consideration.

(iii)                               Each share of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Series A Preferred Stock to be cancelled and retired pursuant to Section 3.1(d) and Dissenting Shares) shall be converted into the right to receive that number of shares of Acquiror Common Stock equal to the Series A Preferred Per Share Consideration divided by the Per Share Acquiror Stock Valuation.  Notwithstanding the foregoing, each share of Company Series A Preferred Stock held by a shareholder that is not an Eligible Shareholder shall instead be converted only into the right to receive cash (and not any shares of Acquiror Common Stock) in an amount equal to the Series A Preferred Per Share Consideration.

(iv)                              Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled and retired pursuant to Section 3.1(d) and Dissenting Shares) shall be converted into the right to receive: (1) an amount of cash equal to the Cash Consideration to Common Shareholders divided by the total number of issued and outstanding shares of Company Common Stock (including Dissenting Shares) (the “Per Common Share Cash Consideration”); and (2) that number of shares of Acquiror Common Stock equal to (A) the Stock Consideration to Common Shareholders, divided by (B) the total number of issued and outstanding shares of Company Common Stock (including Dissenting Shares), divided by (C) the Per Share Acquiror Stock Valuation.  Notwithstanding the foregoing, each share of Company Common Stock held by a shareholder that is not an Eligible Shareholder shall instead be converted only into the right to receive cash (and not any shares of Acquiror Common Stock) in an amount equal to: (x) the Per Common Share Cash Consideration; plus (y) the quotient obtained by dividing the Stock Consideration to Common Shareholders by the total number of issued and outstanding shares of Company Common Stock (including Dissenting Shares).

(v)                                 If the aggregate amount of cash to be paid to holders of Company Senior Preferred Stock and Company Series A Preferred Stock pursuant to this Section 3.1(b) exceeds Fourteen Million Dollars ($14,000,000) (such difference being hereinafter referred to as the “Cash Deficiency”): (1) the amount of the Aggregate Cash Consideration shall be increased up to a maximum of Twenty Million Seven Hundred Thousand Dollars ($20,700,000), but only to the extent of the Cash Deficiency; and (2) the amount of the Aggregate Stock Consideration shall be decreased on a corresponding dollar-for-dollar basis; provided, however, that if the aggregate amount of cash to be paid to holders of Company Senior Preferred Stock and Company Series A Preferred Stock pursuant to this Section 3.1(b) would exceed Eighteen Million Dollars ($18,000,000), then the amount of cash which each holder of Company Senior Preferred Stock owning less than 5,000 shares of Company Senior Preferred Stock as of the date of this Agreement may elect to receive pursuant to Section 3.1(b)(ii) shall be reduced proportionately per share so that the total amount of cash necessary to satisfy the amounts payable in cash to holders of Company Senior Preferred Stock and Company Series A Preferred Stock shall not exceed Eighteen Million Dollars ($18,000,000).  Additionally, the Aggregate Stock Consideration shall be increased or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Adjusted Book Value exceeds or is less than Twenty-Six Million Eight Hundred Thousand Dollars ($26,800,000).

(c)                      From and after the Effective Time, shares of Company Preferred Stock and Company Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of Certificates formerly representing shares of Company Preferred Stock or Company Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, shareholders of the Company, other than rights to receive the consideration to which such holders are entitled in accordance with this Article 3 (or as to Dissenting Shares, such rights as provided by the GBCM).  After the Effective Time, there will be no transfers of shares of Company Preferred Stock or Company Common Stock on the stock transfer books of the Company or the Surviving Entity, and shares of Company Preferred Stock or Company Common Stock presented to Acquiror or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article 3.

(d)                     Each share of Company Preferred Stock or Company Common Stock held as treasury stock or otherwise held by the Company or an Acquired Subsidiary (other than in a fiduciary capacity), if any, immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no cash, Acquiror Common Stock or any other consideration will be issued or paid in exchange therefor.

Section 3.2.                                No Fractional Shares.  Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued in the Merger.  Each holder of shares of Company Preferred Stock and Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 3 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Per Share Acquiror Stock Valuation by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.

Section 3.3.                                Exchange Procedures.

(a)                     No less than twenty (20) Business Days prior to the Closing Date, Acquiror shall send to each Company shareholder a transmittal letter in a form reasonably acceptable to the Company (the “Letter of Transmittal”).  Prior to the Closing Date, the Company shall use its Best Efforts to obtain from each shareholder a fully executed Letter of Transmittal and the Certificate(s) representing the shares of Company Preferred Stock or Company Common Stock described in each such Letter of Transmittal.  Subsequent to the Closing Date, the Shareholder Representative shall cooperate with Acquiror to obtain a Letter of Transmittal from any Company shareholder not providing a fully executed and properly completed Letter of Transmittal and related Certificate(s) prior to Closing.

(b)                     The parties to this Agreement agree that Acquiror Bank shall serve, pursuant to the terms of an exchange agent agreement in substantially the form attached hereto as Exhibit N, as the exchange agent for purposes of this Agreement (the “Exchange Agent”).  No later than the Closing Date, and continuing until the date that is one hundred eighty (180) days after the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to the Exchange Agent cash and instruments representing Acquiror Common Stock (“New Instruments”) in such amounts as may be sufficient to allow the Exchange Agent to make all payments and deliveries that may be required pursuant to this Article 3 to be made to the holders of Company Preferred Stock and Company Common Stock in exchange for Certificates accompanied by a properly completed and executed Letter of Transmittal.  On the date that is one hundred eighty (180) days after the Effective Time, any such cash or New Instruments remaining in the possession of the Exchange Agent (together with any accrued but unpaid dividends or distributions in respect thereof) shall be delivered to (or as directed by) Acquiror.  Any holder of Certificates who has not theretofore exchanged his, her or its existing Certificates pursuant to this Article 3 shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the consideration to which he, she or it may be entitled upon exchange of such Certificates pursuant to this Article 3.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)                      If the Exchange Agent receives a properly completed Letter of Transmittal and related Certificate from a Company shareholder:

(i)                                     prior to the Closing Date, the Surviving Entity shall cause the Exchange Agent to mail or deliver to such shareholder a check and/or a New Instrument in the amount or amounts to which such shareholder is entitled pursuant to this Article 3 at the Effective Time;

(ii)                                  after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail or deliver to such shareholder a check and/or a New Instrument in the amount or amounts to which such shareholder is entitled pursuant to this Article 3, together with a check representing any dividends on Acquiror Common Stock with a record date following the Effective Time, no later than ten (10) Business Days after the Exchange Agent receives such Person’s properly completed Letter of Transmittal and Certificate.

(d)                     If, after the Effective Time, the Per Share Acquiror Stock Valuation is required to be reduced pursuant to clause (2) of Section 3.1(a)(iii), Acquiror agrees to issue the applicable number of additional shares of Acquiror Common Stock to former Company shareholders who were entitled to receive shares of Acquiror Common Stock pursuant to Section 3.1(b)(v), effective as of the later of the Effective Time or the date of issuance that triggered such reduction.  In such case, Acquiror shall make available or cause to be made available to the Exchange Agent New Instruments representing the additional shares.  Thereafter, the Exchange Agent shall deliver such New Instruments to the former Company shareholders who have delivered their Certificates and a properly completed and executed Letter of Transmittal to the Exchange Agent.  Any such New Instruments remaining in the possession of the Exchange Agent on the date that is one hundred eighty (180) days after the Effective Time (together with any accrued but unpaid dividends or distributions in respect thereof) shall be delivered to (or as directed by) Acquiror.

(e)                      If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Acquiror or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Acquiror or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Certificate pursuant to this Article 3.  Notwithstanding the foregoing, Acquiror agrees not to require the posting of a bond if the Person making the affidavit regarding a lost, stolen or destroyed Certificate is entitled to consideration of not more than $25,000 pursuant to this Article 3.

(f)                       The New Instruments will include a legend identifying the shares of Acquiror Common Stock represented thereby as “RESTRICTED SECURITIES THAT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE, AND WHICH MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.”  Each holder of Acquiror Common Stock desiring to transfer any of the shares of Acquiror Common Stock received in connection with the Merger must first furnish Acquiror with:  (i) if reasonably required by Acquiror, a written opinion, in form and substance and from counsel reasonably satisfactory to Acquiror, to the effect that such transfer is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to Acquiror in form and substance agreeing to be bound by the restrictions on transfer contained herein.

Section 3.4.                                Dissenting Shares.  Any shareholder of the Company who perfects such shareholder’s dissenters’ rights in accordance with and as contemplated by Section 351.455 of the GBCM (a “Dissenting Shareholder”) shall be entitled to receive from the Surviving Entity in exchange for the Dissenting Shareholder’s shares of Company Preferred Stock or Company Common Stock (the “Dissenting Shares”) the value of such shares in cash as determined pursuant to such provisions of law; provided, however, that no such payment shall be made to any Dissenting Shareholder unless and until such Dissenting Shareholder has complied with the applicable provisions of the GBCM and surrendered to the Surviving Entity the Certificate representing the shares for which payment is being made.  If, after the Effective Time, a Dissenting Shareholder of the Company fails to perfect, or effectively withdraws or loses, such shareholder’s right to appraisal of and payment for such shareholder’s shares, the Surviving Entity shall issue and deliver, upon surrender by such shareholder of his or her Certificate(s), the consideration to which such shareholder is entitled under this Article 3 (without interest) as if such shareholder’s shares of Company Preferred Stock or Company Common Stock, as of the Effective Time, had been converted in the Merger into a right to receive the applicable portion of the Aggregate Merger Consideration.

Article 4

Representations and Warranties of the Company

The Company hereby represents and warrants to Acquiror that each of the following statements is true and correct on the date hereof.  Notwithstanding the foregoing, Acquiror and Merger Sub acknowledge and agree that the representations and warranties made by the Company as of the date hereof shall be deemed to be made by the Company assuming that the

Internal Restructuring and the Distribution have been completed immediately prior to the date hereof.

Section 4.1.                                Organization of the Company; Authorization and Enforceability.

(a)                     The Company:  (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (ii) is registered with the Federal Reserve as a savings and loan holding company under the Home Owners’ Loan Act, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a savings and loan holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  At the Closing, the Company will have no direct or indirect Subsidiaries, or any assets, other than the Acquired Subsidiaries.  Copies of the articles of incorporation and bylaws of the Company and all amendments thereto are set forth on Schedule 4.1 and are complete and correct.

(b)                     The Company has all necessary power and authority to execute and deliver all Transaction Documents to which it is a party, and to perform all obligations of the Company contained therein.  The execution and delivery of the Transaction Documents to which the Company is a party and the performance of all obligations of the Company contained therein have been duly approved by the Company’s board of directors and authorized by all necessary corporate or other action on the part of the Company, except for any necessary approval by the holders of shares of the Company’s outstanding voting stock.  The Company is not required, by any Applicable Laws and Regulations, by Contract or otherwise, to obtain approval of this Agreement or any of the Contemplated Transactions to which it is a party from the holders of any securities issued by it other than the holders of shares of its voting stock.  This Agreement is, and all other Transaction Documents to which the Company is a party when executed and delivered by the Company will be, assuming due execution and delivery thereof by the other parties thereto, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

Section 4.2.                                Acquired Subsidiary Organization.  The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America and its deposits are insured by the FDIC under the Deposit Insurance Fund to the fullest extent permitted under the Federal Deposit Insurance Act.  Each of the other Acquired Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective state of formation.  Each of the Acquired Subsidiaries has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Full and correct copies of the Organizational Documents of the Acquired Subsidiaries and all amendments thereto have been provided to Acquiror.  None of the Acquired Subsidiaries owns voting stock or equity securities of any corporation, association, partnership or other entity except as set forth on Schedule 4.2.

Section 4.3.                                No Conflict.  Except as set forth on Schedule 4.3, neither the execution nor delivery of this Agreement nor, assuming the receipt of the Regulatory Approvals and the approval of the Company’s board of directors and the holders of its voting stock as referenced in Section 4.1(b), the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a)                     contravene, conflict with or result in a violation of any provision of the Organizational Documents of the Company or any Acquired Subsidiary as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of the Company or any Acquired Subsidiary;

(b)                     contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or Regulation or any Order to which the Company or any Acquired Subsidiary, or any of their respective assets that are owned or used by them, are subject;

(c)                      contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Company or any Acquired Subsidiary is a party or by which any of their respective assets is bound; or

(d)                     result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or any Acquired Subsidiary.

Except for the items set forth on Schedule 4.3 and the approval of the holders of the Company’s voting stock as referenced in Section 4.1(b), none of the Company or any Acquired Subsidiary is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.4.                                Capitalization of the Company and Acquired Subsidiaries.

(a)                     The authorized capital stock of the Company currently consists exclusively of 25,000,000 shares of Company Common Stock, 24,000 shares of Company Senior Preferred Stock and 10,000,000 shares of Company Series A Preferred Stock, of which 34,758 shares, 24,000 shares and 5,362 shares, respectively, are validly issued and outstanding and fully paid and nonassessable.  None of the shares of Company Common Stock or Company Preferred Stock have been issued in violation of any federal or state securities laws or any other applicable laws.  Except as disclosed in or permitted by this Agreement or as provided on Schedule 4.4, since December 31, 2012, no shares of Company Common Stock or Company Preferred Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company, and no dividends or other distributions payable in any equity securities of the Company have been declared, set aside, made or paid to the shareholders.  To the Knowledge of the Company, none of the shares of authorized capital stock of the Company are subject to any claim of right inconsistent with this Agreement.  There are, as of the Agreement Date, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company, and except as provided in this Section 4.4 or otherwise disclosed in this Agreement, the Company is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Company.  The Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Schedule 4.4.

(b)                     The authorized equity interests of the Acquired Subsidiaries consist exclusively of those equity interests set forth on Schedule 4.4.  All of the issued and outstanding equity interests of the Acquired Subsidiaries have been duly and validly authorized and issued, and are fully paid and non-assessable and owned of record by the Company or the Bank.  None of the outstanding equity interests of the Acquired Subsidiaries are subject to any preemptive rights.  Except for the Equity Securities owned by the Company or the Bank, there are no equity interests of the Acquired Subsidiaries outstanding, and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, the equity interests of the Acquired Subsidiaries, and no Contracts by which any of the Acquired Subsidiaries is or may be bound to issue additional equity interests or options, warrants, or rights to purchase or acquire any additional equity interests or any of its indebtedness.  Except as set forth on Schedule 4.4, no Acquired Subsidiary owns, or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  No Acquired Subsidiary has outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating any Acquired Subsidiary to issue or sell any such indebtedness.  There are no outstanding contractual obligations of any Acquired Subsidiary to repurchase, redeem or otherwise acquire any of its equity interests or any of its indebtedness.

Section 4.5.                                Regulatory Reports.  Prior to the execution of this Agreement, the Company has delivered or made available to Acquiror complete and accurate copies of all reports that the Company or any Acquired Subsidiary has filed with the Federal Reserve, the OCC or any other Regulatory Authority since January 1, 2011 (collectively with the future reports required to be delivered to Acquiror by Section 6.4, the “Company Regulatory Reports”).  The Company and each Acquired Subsidiary has filed in a timely manner all the Company Regulatory Reports that it was required to file with the Regulatory Authorities.  As of their respective dates or as subsequently amended prior to the date hereof, each of the Company Regulatory Reports:

(a)                     is true and correct in all material respects and does not make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(b)                     complies in all material respects with Applicable Laws and Regulations; and

(c)                      fairly presents the financial and operating condition of the Company or applicable Acquired Subsidiary, as the case may be, as of the dates thereof.

Section 4.6.                                Financial Statements and Reports.

(a)                     True, correct and complete copies of the following financial statements are included in Schedule 4.6: (i) audited consolidated balance sheets and related statements of income for the Company as of and for the years ended December 31, 2012, 2011 and 2010, and an unaudited consolidated balance sheet and related statement of income for the Company as of and for the nine (9) months ended September 30, 2013; and (ii) unaudited consolidated balance sheets and related statements of income for each Acquired Subsidiary, as of and for the years ended December 31, 2012, 2011 and 2010, and as of and for the nine (9) months ended September 30, 2013.

(b)                     The financial statements described in Section 4.6(a) have been prepared in accordance with GAAP applied on a consistent basis during the period involved, except that:  (i) the audited financial statements as of and for the years ended December 31, 2011 and 2010 have not been restated to reflect the contribution by the Company of the capital stock of LFC to the Bank and have not been restated to reflect the cumulative deferred income tax adjustment (as described in Footnote 1(a) of the December 31, 2012 audited financial statements) of $921,487 as of December 31, 2011 and $733,902 as of December 31, 2010; and (ii) any unaudited statements are subject to normal year-end adjustments, the absence of footnotes and exceptions stated therein.  The financial statements described in Section 4.6(a)(ii) have been prepared on a basis consistent with past accounting practices and as required by Applicable Laws and Regulations.  Taken together, the financial statements described in Section 4.6(a) (collectively, and including the notes thereto, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the financial position, assets, Liabilities and results of operations of each of the Company (on a consolidated basis) and each Acquired Subsidiary as of the respective dates thereof, and for the periods referred to therein, except as otherwise stated above or therein.  The Company Financial Statements do not include any material assets or omit to state any material Liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.

Section 4.7.                                Legal Proceedings; Orders.

(a)                     Except as set forth on Schedule 4.7(a), there is no Proceeding pending or, to the Knowledge of the Company, Threatened which, if adversely determined, would have a Material Adverse Effect on the Company or any Acquired Subsidiary or prevent the consummation of the Contemplated Transactions.  Except as set forth on Schedule 4.7(a), there is no existing Order applicable to or affecting the Company, any Acquired Subsidiary or any of their assets or businesses which would have a Material Adverse Effect on the Company or any Acquired Subsidiary or prevent the consummation of the Contemplated Transactions.  No executive officer or director, or to the Company’s Knowledge, any agent or employee, of the

Company or any Acquired Subsidiary is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or applicable Acquired Subsidiary as currently conducted.

(b)                     Except as set forth on Schedule 4.7(b), none of the Company or any Acquired Subsidiary:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid to; and (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any respect the conduct of its business, relates in any manner to its capital adequacy, restricts its ability to pay dividends, or limits in any manner its credit or risk management policies or its management.

Section 4.8.                                Compliance with Applicable Laws and Regulations.  The Company and each Acquired Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its business.  Except as set forth on Schedule 4.8, the Company and each Acquired Subsidiary is, and at all times since December 31, 2010, has been, in compliance with all Applicable Laws and Regulations that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on it.  No event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by the Company or an Acquired Subsidiary of, or a failure on the part of the Company or an Acquired Subsidiary to comply with, any Applicable Laws and Regulations; or (b) may give rise to any obligation on the part of the Company or any Acquired Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Applicable Laws and Regulations; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on it.  Except as set forth on Schedule 4.8, none of the Company or any Acquired Subsidiary has received, at any time since December 31, 2010, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Company have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Laws and Regulations; or (y) any actual, alleged, possible or potential obligation on the part of the Company or any Acquired Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Applicable Laws and Regulations, except where any such violation, failure or obligation would not have a Material Adverse Effect on the Company or an Acquired Subsidiary.

Section 4.9.                                Taxes.  Except as set forth on Schedule 4.9:

(a)                     The Company and all members of any consolidated, affiliated, combined or unitary group of which any Acquired Subsidiary is a member (a “Company Tax Affiliate”) has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects.  The Company and each Company Tax Affiliate has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by it, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                     There is no claim or assessment pending or, to the Knowledge of the Company, Threatened against the Company or any Acquired Subsidiary for any Taxes owed.  No audit, examination or investigation related to Taxes paid or payable by the Company, any Acquired Subsidiary or Company Tax Affiliate is presently being conducted or, to the Knowledge of the Company, Threatened by any Regulatory Authority.  None of the Company, any Acquired Subsidiary or Company Tax Affiliate is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or any Acquired Subsidiary’s assets.  None of the Company, any Acquired Subsidiary or Company Tax Affiliate has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

(c)                      None of the Company or any Acquired Subsidiary has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal Tax Return other than a group the common parent of which is the Company.

(d)                     The Company has delivered or made available to Acquiror true, correct and complete copies of all portions of each Tax Return relating to the franchise taxes owed by the Company or any Acquired Subsidiary to any state with respect to the last three (3) fiscal years.

(e)                      None of the Company or any Acquired Subsidiary will be subject to any liability for Taxes as a result of consummation of the Internal Restructuring and/or the Distribution, other than those Taxes that are taken into account in the calculation of Adjusted Book Value.

Section 4.10.                         Insurance.  Schedule 4.10 sets forth a list of all insurance policies and bonds, with the coverage schedules for each, owned or held by the Company and each Acquired Subsidiary with respect to the business, operations, properties or assets of each (including bankers’ blanket bond and insurance providing benefits for employees).  All such insurance policies and bonds are in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive) and all premiums due on such policies have been paid in full.  None of the Company or any Acquired Subsidiary is in default of any of its obligations under any such insurance policy or bond.  The Company and each Acquired Subsidiary maintains all insurance and bonds it is required to carry by law or by any agreement by which it is bound.  Schedule 4.10 lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years that individually or in the aggregate exceed One Hundred Thousand Dollars ($100,000) and the current status of such claims.  All such claims have been filed in due and timely fashion.  None of the Company or any Acquired Subsidiary has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past five (5) years.

Section 4.11.                         Loans; Loan Loss Reserves.

(a)                     Except as set forth on Schedule 4.11, each Loan outstanding as of the date of this Agreement and reflected as an asset on any of the Company Financial Statements or Regulatory Reports is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.  To the Company’s Knowledge, no obligor named therein is seeking to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines, and no Loan is subject to any defense, offset or counterclaim.

(b)                     All Loans originated or purchased by the Company or any Acquired Subsidiary were made or purchased in the Ordinary Course of Business of the Company or such Acquired Subsidiary.  Except as set forth on Schedule 4.11, all Loans are free and clear of any security interest, lien, encumbrance or other charge, and the Company or applicable Acquired Subsidiary has complied in all material respects with all Applicable Laws and Regulations relating to the Loans.

(c)                      Except as disclosed on Schedule 4.11, none of the Company or any Acquired Subsidiary is a party to any Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Company or applicable Acquired Subsidiary has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” a “troubled debt restructuring” or any comparable classifications by the Company or applicable Acquired Subsidiary, or by any Applicable Governmental Authority; (iii) that has been listed on any “watch list” or similar internal report of the Company or the applicable Acquired Subsidiary; (iv) to an Affiliate of an obligor under any Loan described in clauses (i), (ii) or (iii) hereof; (v) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Loan; or (vi) with respect to which the Company or applicable Acquired Subsidiary is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Loan or by any obligor of such Loan.

(d)                     Each Loan Loss Reserve reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Company’s or applicable Acquired Subsidiary’s continuing review and evaluation of its Loan portfolio under the requirements of GAAP and all Applicable Laws and Regulations, was established in a manner consistent with the Company’s or applicable Acquired Subsidiary’s internal policies and was adequate in all material respects under the requirements of GAAP and all Applicable Laws and Regulations to provide for possible or specific losses, net of recoveries relating to Loans previously charged-off, on Loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level that was adequate under the requirements of GAAP and all Applicable Laws and Regulations.  The Company has no Knowledge that the aggregate principal amount of the Loans in excess of any Loan Loss Reserve is not fully collectible.

(e)                      There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements with respect to the Loans to which the Company or any Acquired Subsidiary is a party or by which any of its assets or properties may be bound, other than as contained in the respective loan documents and forward sale commitments with respect to Loans that will not be owned by any Acquired Subsidiary after the Closing, or as otherwise listed on Schedule 4.11.

(f)                       Set forth on Schedule 4.11 is a complete and accurate list of each outstanding letter of credit and each committed line of credit (not including home equity lines of credit) in excess of Two Hundred Fifty Thousand Dollars ($250,000).

(g)                      Except as set forth on Schedule 4.11, since December 31, 2011, none of the Company or any Acquired Subsidiary has repurchased or otherwise reacquired, or received a request to repurchase or otherwise reacquire, any Loan or interest therein from any Mortgage Loan Investor or any other Person.

Section 4.12.                         Investments.

(a)                     Set forth on Schedule 4.12 is a complete and accurate list, organized by category, of all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or any Acquired Subsidiary (together with any securities hereafter acquired, the “Company Investment Securities”).  Schedule 4.12 shows, as of September 30, 2013, the applicable CUSIP numbers, the applicable maturity dates and the applicable coupon rates of the Company Investment Securities, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities, and the estimated cost and the estimated fair value of the marketable equity securities.

(b)                     Except as set forth on Schedule 4.12, none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any Acquired Subsidiary freely to dispose of such investment at any time.  With respect to all material repurchase agreements to which the Company or any Acquired Subsidiary is a party, the Company or applicable Acquired Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                      Except for customary provisions in contracts with Mortgage Loan Investors and Mortgage Purchasers, and except as set forth on Schedule 4.12, none of the Company or any Acquired Subsidiary has sold or otherwise disposed of any assets in a transaction (including the sale of any participation in any Loan) in which the acquirer of such assets or other Person has the right, either conditionally or absolutely, to require the Company or applicable Acquired Subsidiary to repurchase or otherwise reacquire any such assets.

(d)                     All Company Investment Securities that are classified as “held to maturity,” “available for sale” and “trading” held by the Company or any Acquired Subsidiary have been classified and accounted for in accordance with Accounting Standards Codification 320.

(e)                      There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements with respect to the Company Investment Securities to which the Company or any Acquired Subsidiary is a party or by which any of its assets or properties may be bound.

Section 4.13.                         Company Employee Matters.

(a)                     Schedule 4.13(a)(i) sets forth a complete and correct list of all current employees of each of the Company and Acquired Subsidiaries, showing for each the following:  (i) name; (ii) hire date; (iii) current job title; (iv) actual base compensation, bonus, commission and other remuneration paid during 2013; and (v) 2014 base compensation level and target bonus, commission and other remuneration.  Schedule 4.13(a)(ii) sets forth a complete and correct list of all consultants and independent contractors of each of the Company and Acquired Subsidiaries, showing for each the following:  (1) name; (2) responsibilities; (3) date of engagement; (4) compensation paid during 2013; and (5) the compensation reasonably expected to be due for 2014 pursuant to any agreement between such consultant or independent contractor and any of the Company or Acquired Subsidiaries.

(b)                     To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or an Acquired Subsidiary or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company or any Acquired Subsidiary have a present intention to terminate the employment of any of the foregoing.  Except as set forth on Schedule 4.13(b), the employment of each employee of the Company or an Acquired Subsidiary is terminable at the will of the respective entity.

(c)                      No employee of the Company or an Acquired Subsidiary is represented in his or her capacity as an employee of the Company or an Acquired Subsidiary by any labor organization and neither the Company nor any Acquired Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any such employee.  Neither the Company nor any Acquired Subsidiary has experienced or been Threatened with any strike, slow down, work stoppage, material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three (3) years.  Neither the Company nor any Acquired Subsidiary has committed any material unfair labor practice.  To the Company’s Knowledge, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of the Company or an Acquired Subsidiary.

(d)                     The Company and each Acquired Subsidiary has complied in all material respects with all Applicable Laws and Regulations relating to employment and the environment of labor, including those related to wages, hours, collective bargaining, withholding, collection and payment of social security, termination of employment, unemployment compensation and similar payroll taxes, equal pay, workers’ compensation, occupational health and safety, immigration, payment of overtime and the classification of employees as overtime eligible and overtime exempt, fair labor standards, discrimination on the basis of race, age, sex, religion, color, national origin, disability and other protected classifications.

(e)                      Schedule 4.13(e) sets forth a list of all the Company Employee Benefit Plans.  All of the Company Employee Benefit Plans have been maintained and operated in material compliance with both their terms and with all Applicable Laws and Regulations.  No non-exempt prohibited transaction for purposes of ERISA or the Code has occurred with respect to any of the Company Employee Benefit Plans.  There are no Proceedings pending (other than routine claims for benefits) or Threatened against the Company, any of the Company Employee Benefit Plans, any fiduciary of any of the Company Employee Benefit Plans or the assets of any of the Company Employee Benefit Plans as to which the Company or an Acquired Subsidiary could have Liabilities.  For each of the Company Employee Benefit Plans, the Company has provided or made available to Acquiror complete, correct and current copies of the following:  (i) the plan document, if written, or a written description of such plan, if not written; and (ii) to the extent applicable to such plan, (A) for the three (3) most recently completed plan years, the Form 5500 and all financial schedules thereto and all other annual reports required by any Regulatory Authority; (B) the most recent IRS determination or opinion letter or any pending request for an IRS determination or opinion letter; (C) the three (3) most recent reports regarding coverage and nondiscrimination testing; (D) all correspondence from any Regulatory Authority within the last three (3) years; and (E) all current summary plan descriptions and summaries of material modifications.

(f)                       Each Company Qualified Plan and trust forming a part thereof has received a current, favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from federal income tax under the Code, and nothing has occurred since the date of the most recent favorable determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(g)                      Except as set forth on Schedule 4.13(g):  (i) no Company Qualified Plan is subject to Title IV of ERISA; (ii) none of the Company, any Acquired Subsidiary or any ERISA Affiliate thereof (A) has participated in a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (B) has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal Liability or partial withdrawal Liability from such a multiemployer plan; (iii) none of the Company or any Acquired Subsidiary has any Liabilities to the IRS with respect to any Company Qualified Plan, including any Liabilities imposed by Chapter 43 of the Code; and (iv) none of the Company or any Acquired Subsidiary has any Liabilities to the PBGC or under Section 502 or 4071 of ERISA with respect to any Company Qualified Plan.

(h)                     Except as set forth on Schedule 4.13(h), with respect to all of the Company Employee Benefit Plans, all contributions and fees that are due from the Company or an Acquired Subsidiary have been paid; and all unpaid contributions and fees for prior plan years, and the portion of the current plan year ending on the Closing Date, that are owed by the Company or an Acquired Subsidiary but not yet due have been accrued in full on the books of the applicable entity and reflected in the applicable financial statements to the extent required by and in accordance with GAAP.  All contributions, fees and payments made or accrued with respect to the Company Employee Benefit Plans are deductible under Section 162 or 404 of the Code.

(i)                         Except as set forth on Schedule 4.13(i), neither the execution nor delivery of this Agreement, nor the consummation of the Contemplated Transactions, will:  (i) result in any payment (including any severance, bonus, unemployment compensation or “parachute payment” as defined in Section 280G of the Code) becoming due or owing to any former or current director, employee, consultant or independent contractor of the Company or an Acquired Subsidiary; (ii) increase any benefit otherwise payable or create any Liabilities to Acquiror or to the Company, any Acquired Subsidiary or ERISA Affiliate thereof under any of the Company Employee Benefit Plans; (iii) result in the acceleration of the time of payment or vesting of any such benefit; or (iv) constitute or involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j)                        Except as set forth on Schedule 4.13(j), all of the Company Employee Benefit Plans can be modified and terminated without either:  (i) payment of any additional contributions or amounts by any person or entity pursuant to such plan or any Applicable Laws and Regulations; or (ii) the acceleration of any benefits.

(k)                     None of the Company or any Acquired Subsidiary has any obligation to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA).

(l)                         To the Company’s Knowledge, none of the Key Employees has been:  (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement, in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Regulatory Authority to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

(m)                 The aggregate cost of accrued vacation time for all employees of the Company and each Acquired Subsidiary will have been properly recorded as of the Calculation Date, in accordance with GAAP, on the respective books and records of the Company or Acquired Subsidiary.

Section 4.14.                         Environmental Matters.  Except as set forth on Schedule 4.14, there are no actions, suits, investigations, Liabilities, inquiries, Proceedings or Orders involving any of the Company or Acquired Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, Threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any Acquired Subsidiary, or any predecessor thereof, to comply with any Environmental Law.  No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any Acquired Subsidiary or the consummation of the Contemplated Transactions.  To the Company’s Knowledge, none of the Company or any Acquired Subsidiary is the current or past owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.15.                         Intellectual Property.  With respect to each item of Intellectual Property owned by the Company or any Acquired Subsidiary, the applicable entity possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance.  With respect to each item of Intellectual Property that the Company or any Acquired Subsidiary is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by such entity or, to the Company’s Knowledge, by any other party thereto.  None of the Company or any Acquired Subsidiary has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party, including any claims that the Company or any Acquired Subsidiary must license or refrain from using any Intellectual Property rights of a third party.  To the Company’s Knowledge, none of the Company or any Acquired Subsidiary has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any Acquired Subsidiary.

Section 4.16.                         Company Properties.

(a)                     Schedule 4.16(a) contains a list and description of all the Company Properties (other than Mortgaged Premises) owned by the Company or an Acquired Subsidiary (“Company Owned Properties”).  The Company or the applicable Acquired Subsidiary has good, sufficient and marketable title to each of the Company Owned Properties and to any interests owned by it in any Mortgaged Premises, except for:  (i) Permitted Liens, none of which individually or in the aggregate are material to the assets of the Company or the applicable Acquired Subsidiary; and (ii) as set forth on Schedule 4.16(a).  All buildings, structures, fixtures and appurtenances comprising any of the Company Owned Properties are in good operating condition and have been well-maintained, reasonable wear and tear excepted.  The Company and Acquired Subsidiaries have title or other rights to their respective assets sufficient in all material respects for the conduct of their respective business as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities.  Title to all of the Company Owned Properties listed on Schedule 4.16(a) is held in fee simple.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Company or the applicable Acquired Subsidiary, all buildings and structures owned by such entity lie wholly within the boundaries of the real property owned by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(b)                     Schedule 4.16(b) contains a list of all leases of real property, and all leases of personal property requiring payments in excess of One Hundred Thousand

Dollars ($100,000) per year, or Five Hundred Thousand Dollars ($500,000) during the term of such lease, to which the Company or any Acquired Subsidiary is a party as lessee.  All such leases are valid, effective and enforceable against the lessor in accordance with their respective terms.  There is not under any of such leases any existing default, or any event that, with notice or lapse of time or both, would constitute a default, with respect to the Company or any Acquired Subsidiary, or to the Company’s Knowledge, the other party.  Except as set forth on Schedule 4.16(b):  (i) none of such leases contains a prohibition against assignment by the Company or the applicable Acquired Subsidiary, by operation of law or otherwise, or any other provision that would preclude Acquiror or any of its Subsidiaries from possessing and using the leased premises or property for the same purposes and upon the same rental and other terms upon the consummation of the Contemplated Transactions as are applicable to the possession and use of such premises or property by the Company or the applicable Acquired Subsidiary as of the date of this Agreement; and (ii) none of the Company or any Acquired Subsidiary has made any prior assignment for collateral purposes of any such lease.

Section 4.17.                         Fiduciary Accounts.  Schedule 4.17 contains a list and a brief description of all accounts for which the Company or any Acquired Subsidiary acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, other than IRA and mortgage servicing accounts.  Schedule 4.17 also contains the aggregate total by number of accounts and dollar values of all IRA accounts and mortgage servicing accounts, and in the case of the mortgage servicing accounts, the total number of accounts and dollar values for commercial loans and for residential loans, and the entities or individuals for whom such mortgage servicing rights are being provided.  The Company and each Acquired Subsidiary have administered all accounts listed on Schedule 4.17, including the IRA and mortgage servicing accounts, in material compliance with the terms of the governing documents, Applicable Laws and Regulations and the common law.  To the Company’s Knowledge, none of the Company or any Acquired Subsidiary, nor any director, officer or employee of the Company or an Acquired Subsidiary has committed any breach of trust with respect to any such fiduciary account.  The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

Section 4.18.                         Indemnification Claims.  To the Company’s Knowledge, no action or failure to take action by any director, officer, employee or agent of the Company or any Acquired Subsidiary has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Company or any Acquired Subsidiary under any agreement with, or the corporate indemnification provisions of, the Company or any Acquired Subsidiary, or under any Applicable Laws and Regulations.

Section 4.19.                         Insider Interests.  Except as set forth on Schedule 4.19, no officer or director of the Company or any Acquired Subsidiary, and to the Company’s Knowledge, any member of the Immediate Family of any such Person and no entity that any such Person “controls” within the meaning of Regulation O, has any Loan, deposit account or any other agreement with the Company or any Acquired Subsidiary, any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any Acquired Subsidiary.

Section 4.20.                         Contracts and Company Employee Benefit Plans.  Except for Contracts evidencing Loans made by the Company or an Acquired Subsidiary, Schedule 4.20 lists or describes the following with respect to the Company and each Acquired Subsidiary and (except for items (j) and (l)) which remains to be performed in whole or in part after the date of this Agreement:

(a)                     each loan and credit agreement, conditional sales Contract or other title retention agreement or security agreement relating to money borrowed by it, exclusive of deposit agreements with its customers entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(b)                     each Contract that involves performance of services or delivery of goods or materials, or that was not entered into in the Ordinary Course of Business, and in each case, involves expenditures or receipts by it of an amount or value in excess of One Hundred Thousand Dollars ($100,000);

(c)                      each Contract not referred to elsewhere in this Section 4.20 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on it;

(d)                     each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than Fifty Thousand Dollars ($50,000), or where the Company or an Acquired Subsidiary is the lessor under a financing lease);

(e)                      each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other Intellectual Property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its Intellectual Property Assets;

(f)                       each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(g)                      each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or Liabilities by it with any other Person;

(h)                     each Contract containing covenants that in any way purport to restrict, in any material respect, its business activity or limit, in any material respect, its ability to engage in any line of business or to compete with any Person;

(i)                         each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payment for goods;

(j)                        the name and annual salary of each of its directors and executive officers, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by it to or for the benefit of each such Person in question for the year ended December 31, 2013, and for the current year, and any employment agreement, consulting agreement, noncompetition, severance or change in control agreement or similar arrangement or plan with respect to each such Person;

(k)                     each Company Employee Benefit Plan;

(l)                         the name of each Person who is or would be entitled pursuant to any Contract or Company Employee Benefit Plan to receive any payment from it as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(m)                 each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by it to be responsible for consequential damages;

(n)                     each Contract for capital expenditures in excess of One Hundred Thousand Dollars ($100,000);

(o)                     each warranty, guaranty or other similar undertaking with respect to contractual performance extended by it other than in the Ordinary Course of Business; and

(p)                     each amendment, supplement and modification in respect of any of the foregoing.  Copies of each document, plan or Contract listed and described on Schedule 4.20 are attached to such Schedule.

Section 4.21.                         Defaults.  Except as set forth on Schedule 4.21, each Contract identified or required to be identified on Schedule 4.20 is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  The Company and each Acquired Subsidiary is, and at all times since December 31, 2010, has been, in full compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or Liability or by which it or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company or any Acquired Subsidiary.  To the Company’s Knowledge, each other Person that has or had any obligation or Liability under any such Contract under which the Company or an Acquired Subsidiary has or had any rights is, and at all times since December 31, 2010, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company or any Acquired Subsidiary.  To the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, the applicable Acquired Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which the Company or any Acquired Subsidiary is a party.  Except in the Ordinary Course of Business with respect to any Loan, none of the Company or any

Acquired Subsidiary has given to or received from any other Person, at any time since December 31, 2010, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or an Acquired Subsidiary under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.22.                         Absence of Certain Changes and Events.  Except as otherwise set forth in this Agreement or on Schedule 4.22, since December 31, 2012, the Company and each Acquired Subsidiary has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2012, there has not been any:

(a)                     change in its authorized or issued equity securities; grant of any option or right to purchase shares of its equity securities; issuance of any security convertible into such equity securities or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such equity securities; or declaration or payment of any dividend or other distribution or payment in respect of its equity securities, except as reflected on the Company Financial Statements;

(b)                     amendment to its Organizational Documents or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)                      payment or increase of any bonus, salary or other compensation to any of its shareholders, directors, officers or employees, except for payments or increases in the Ordinary Course of Business or in accordance with any then-existing Company Employee Benefit Plan disclosed in the Schedules, or entry into any employment, consulting, noncompetition, change in control, severance or similar Contract with any shareholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)                     adoption, amendment (except for any amendment necessary to comply with any Applicable Laws and Regulations) or termination of, or increase in the payments to or benefits under, any Company Employee Benefit Plan;

(e)                      damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than Fifty Thousand Dollars ($50,000);

(f)                       entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)                      entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the future payment by it of more than Fifty Thousand Dollars ($50,000) in the aggregate;

(h)                     Loan or commitment to make any Loan other than in the Ordinary Course of Business;

(i)                         Loan or commitment to make, renew, extend the term or increase the amount of any Loan to any Person if such Loan or any other Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Company, the applicable Acquired Subsidiary or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j)                        incurrence by it of any obligation or Liability (fixed or contingent) other than in the Ordinary Course of Business;

(k)                     sale, lease or other disposition of any of its assets or properties other than in the Ordinary Course of Business, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except:  (i) for Permitted Exceptions; (ii) as otherwise incurred in the Ordinary Course of Business; (iii) the sale of stock of Visa, Inc.; or (iv) the sale of mortgage servicing rights;

(l)                         except in connection with collection efforts conducted in the Ordinary Course of Business, cancellation or waiver by it of any claims or rights with a value in excess of Twenty-Five Thousand Dollars ($25,000);

(m)                 any single investment by it of a capital nature exceeding Fifty Thousand Dollars ($50,000), or aggregate investments of a capital nature exceeding One Hundred Thousand Dollars ($100,000);

(n)                     merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)                     transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)                     material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of its management to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities or, in the case of accounting changes, as required by reason of changes in GAAP;

(q)                     filing of any applications for additional offices or branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)                        discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)                       entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, in a single transaction in excess of Twenty-Five Thousand Dollars ($25,000) in aggregate value, and also excluding, when conducted in the Ordinary Course of Business:  (i) the pledging of investment securities to secure public funds; (ii) entry into any repurchase agreements; (iii) the sale of mortgage loans in the secondary market; (iv) purchases and sales of mortgage securities; (v) sales of mortgage servicing rights; and further excluding:  (vi) the sale of the real estate owned by the Company or an Acquired Subsidiary and located at the corner of Lindell Boulevard and Euclid Avenue, in St. Louis, Missouri; and (vii) the sale of stock of Visa, Inc.;

(t)                        purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than forward sales of loans or securities into the secondary market made in the Ordinary Course of Business;

(u)                     hiring of any employee with an annual salary in excess of One Hundred Thousand Dollars ($100,000), except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)                     agreement, whether oral or written, by it to do any of the foregoing.

Section 4.23.                         Corporate Records.  The books of account, minute books, stock record books and other records of the Company and each Acquired Subsidiary are complete and correct in all material respects, have been maintained in accordance with sound business practices and all Applicable Laws and Regulations, including the maintenance of any adequate system of internal controls and are in the possession or the Company or the applicable Acquired Subsidiary.  The minute books of the Company and each Acquired Subsidiary contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, their respective shareholders, board of directors and committees of the board of directors.

Section 4.24.                         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 4.24, none of the Company or any Acquired Subsidiary has any material Liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for Liabilities or obligations reflected or reserved against in the Company Financial Statements and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Except as set forth on Schedule 4.24, since the date of the latest Company Financial Statement, none of the Company or any Acquired Subsidiary has undergone, suffered or experienced any Material Adverse Effect.  Except as otherwise stated herein or in the Schedules hereto, since the date of the latest Company Financial Statement, the Company and the Acquired Subsidiaries have conducted their respective operations only in the Ordinary Course of Business.  To the Company’s Knowledge, there are no facts or circumstances from which it reasonably appears that the Company or any Acquired Subsidiary will undergo, suffer or experience a Material Adverse Effect.

Section 4.25.                         Approval Delays; CRA Rating.  To the Company’s Knowledge, there is no reason why the granting of any of the regulatory approvals referred to in Section 7.9 would be denied or unduly delayed.  The most recent CRA rating of the Bank was “satisfactory” or better.

Section 4.26.                         Brokerage Commissions.  Except as set forth on Schedule 4.26, no agent, broker, investment banker or other firm or Person or officer or director of any of the foregoing is or will be entitled to any broker’s or finder’s fee or any other commission, bonus or similar fee, contingent or otherwise, in connection with any aspect of this Agreement or the Contemplated Transactions for which the Company or any Acquired Subsidiary will be liable.

Section 4.27.                         Trust Preferred Securities.  The Company has performed, or has caused the Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the Trust Debentures or the Trust Preferred Securities or any agreements related thereto (it being understood, however, that the Company has deferred the payment of interest under the Trust Debentures and that the Accrued TRUPS Interest will be paid by Acquiror, on behalf of the Company, at the Closing).

Section 4.28.                         Accuracy of Information Furnished.  Neither any representation nor warranty of the Company in, nor any Company Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5

Representations and Warranties of Acquiror and Merger Sub

Acquiror and Merger Sub each represent and warrant to the Company that each of the following statements is true and correct on the date hereof:

Section 5.1.                                Organization and Authorization of Acquiror and Merger Sub.

(a)                     Acquiror:  (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; and (ii) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois.  Each of Acquiror and Merger Sub has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and Acquiror has full power and authority to operate as a financial holding company.  Full and correct copies of the Organizational Documents of Acquiror and Merger Sub and all

amendments thereto have been provided to the Company.  Acquiror has no Subsidiaries other than Merger Sub and as set forth on Schedule 5.1; Merger Sub does not have any Subsidiaries.

(b)                     Each of Acquiror and Merger Sub has all necessary power and authority to execute and deliver all Transaction Documents to which it is a party, and to perform all of its obligations contained therein, including, without limitation, issuance of the shares of Acquiror Common Stock to be issued to the shareholders of the Company.  The execution and delivery of the Transaction Documents and performance of all obligations of each of Acquiror and Merger Sub contained therein have been duly approved and authorized by all necessary corporate or other action on the part of Acquiror or Merger Sub, respectively.  This Agreement is, and all other Transaction Documents to which Acquiror or Merger Sub is a party when executed and delivered by Acquiror or Merger Sub, as applicable, will be, assuming due execution and delivery thereof by the other parties thereto, valid and binding obligations of Acquiror or Merger Sub (as the case may be), enforceable against such party in accordance with their terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines.

Section 5.2.                                Acquiror Bank Organization.  Acquiror Bank is a state-chartered, member bank duly organized, validly existing and in good standing under the laws of the State of Illinois and its deposits are insured by the FDIC under the Deposit Insurance Fund to the fullest extent permitted under the Federal Deposit Insurance Act.  Acquiror Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Full and correct copies of the Organizational Documents of Acquiror Bank and all amendments thereto have been provided to the Company.  Acquiror Bank does not own voting stock or equity securities of any corporation, association, partnership or other entity except as set forth on Schedule 5.2.

Section 5.3.                                No Conflict.  Except as set forth on Schedule 5.3, neither the execution nor delivery of this Agreement, nor, assuming the receipt of the Regulatory Approvals and the approval of Acquiror’s board of directors, the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(a)                     contravene, conflict with or result in a violation of any provision of the Organizational Documents of Acquiror or Acquiror Bank as in effect on the date of this Agreement, or any currently effective resolution adopted by the board of directors or shareholders of Acquiror or Acquiror Bank;

(b)                     contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Applicable Law or Regulation or any Order to which Acquiror or Acquiror Bank, or any of their respective assets that are owned or used by them, are subject;

(c)                      contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Acquiror or Acquiror Bank is a party or by which any of their respective assets is bound; or

(d)                     result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror or Acquiror Bank.

Except for the items set forth on Schedule 5.3, neither Acquiror nor Acquiror Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.4.                                Acquiror, Merger Sub and Acquiror Bank Capitalization.

(a)                     The authorized equity interests of Acquiror consist exclusively of those equity interests set forth on Schedule 5.4.  All of the issued and outstanding equity interests of Acquiror have been duly and validly authorized and issued, and are fully paid and non-assessable.  None of the outstanding equity interests of Acquiror are subject to any preemptive rights.  Except as set forth on Schedule 5.4, there are no equity interests of Acquiror outstanding, and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the equity interests of Acquiror, and no Contracts by which Acquiror is or may be bound to issue additional equity interests or options, warrants, or rights to purchase or acquire any additional equity interests or any of its indebtedness.  Except as set forth on Schedule 5.4, Acquiror does not own or have any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Acquiror does not have outstanding any indebtedness which entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating Acquiror to issue or sell any such indebtedness.  There are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any of its equity interests or any of its indebtedness.

(b)                     The authorized equity interests of Acquiror Bank consist exclusively of those equity interests set forth on Schedule 5.4.  All of the issued and outstanding equity interests of Acquiror Bank have been duly and validly authorized and issued, and are fully paid and non-assessable, and owned of record by Acquiror (the “Acquiror Bank Equity”).  None of the outstanding Acquiror Bank Equity is subject to any preemptive rights.  Except for the Acquiror Bank Equity owned by Acquiror, there are no equity interests of Acquiror Bank outstanding, and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any shares of Acquiror Bank Equity, and no Contracts by which Acquiror Bank is or may be bound to issue additional Acquiror Bank Equity or options, warrants, or rights to purchase or acquire any additional shares of Acquiror Bank Equity or any indebtedness.  Except as set forth on Schedule 5.4, Acquiror Bank does not own nor does it have any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.  Acquiror Bank does not have any outstanding indebtedness that entitles the holder or holders thereof to exercise voting rights in connection with the election of its directors, nor are there outstanding any options, warrants, calls, rights, commitments or agreements of any kind obligating Acquiror Bank to issue or sell any such indebtedness.  There are no outstanding contractual obligations of Acquiror Bank to repurchase, redeem or otherwise acquire any of its equity interests or any of its indebtedness.

(c)                      All of the issued and outstanding membership interests of Merger Sub are owned by Acquiror.  Merger Sub has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger.

Section 5.5.                                Regulatory Reports.  Prior to the execution of this Agreement, Acquiror has delivered or made available to the Company complete and accurate copies of all reports that Acquiror or Acquiror Bank has filed with the Federal Reserve or any other Regulatory Authority since January 1, 2012 (the “Acquiror Regulatory Reports”).  Each of Acquiror and Acquiror Bank has filed in a timely manner all the Acquiror Regulatory Reports that it was required to file with the Regulatory Authorities.  As of their respective dates or as subsequently amended prior to the date hereof, each of the Acquiror Regulatory Reports:

(a)                     is true and correct in all material respects and does not make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(b)                     complies in all material respects with Applicable Laws and Regulations; and

(c)                      fairly presents the financial and operating condition of Acquiror and Acquiror Bank, as the case may be, as of the dates thereof.

Section 5.6.                                Acquiror Financial Statements and Reports.

(a)                     Acquiror has delivered to the Company true, correct and complete copies of the audited consolidated balance sheet and related statements of income for Acquiror as of and for the years ended December 31, 2012, 2011 and 2010, and an unaudited consolidated balance sheet as of September 30, 2013, and related statement of income for the nine (9) months then ended (collectively, and including the notes thereto, the “Acquiror Financial Statements”).

(b)                     The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the period involved, except that the unaudited statements are subject to normal year-end adjustments, the absence of footnotes and exceptions stated therein.  Taken together, the Acquiror Financial Statements are complete and correct in all material respects and fairly and accurately present the financial position, assets, Liabilities and results of operations of Acquiror as of the respective dates thereof, and for the periods referred to therein.  The Acquiror Financial Statements do not include any material assets or omit to state any material Liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.

Section 5.7.                                Legal Proceedings; Orders.

(a)                     Except as set forth on Schedule 5.7(a) there is no Proceeding pending or, to the Acquiror’s Knowledge, Threatened which, if adversely determined, would have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank or prevent the consummation of the Contemplated Transactions.  Except as set forth on Schedule 5.7(a), there is no existing Order applicable to or affecting Acquiror, Merger Sub or Acquiror Bank or any of their assets or businesses which would have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank or prevent the consummation of the Contemplated Transactions.  No executive officer, director, agent or employee of Acquiror, Merger Sub or Acquiror Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Acquiror, Merger Sub or Acquiror Bank as currently conducted.

(b)                     Except as set forth on Schedule 5.7(b), neither Acquiror, Merger Sub nor Acquiror Bank:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid to; and (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any respect the conduct of its business, relates in any manner to its capital adequacy, restricts its ability to pay dividends, or limits in any manner its credit or risk management policies or its management.

Section 5.8.                                Compliance with Applicable Laws and Regulations.  Each of Acquiror, Merger Sub and Acquiror Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its business.  Except as set forth on Schedule 5.8, each of Acquiror, Merger Sub and Acquiror Bank is, and at all times since December 31, 2010, has been, in compliance with all Applicable Laws and Regulations that are or were applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on it.  No event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by Acquiror, Merger Sub or Acquiror Bank of, or a failure on the part of Acquiror, Merger Sub or Acquiror Bank to comply with, any Applicable Laws and Regulations; or (b) may give rise to any obligation on the part of Acquiror, Merger Sub or Acquiror Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Applicable Laws and Regulations; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank.  Except as set forth on Schedule 5.8, neither Acquiror, Merger Sub nor Acquiror Bank has received, at any time since December 31, 2010, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Laws and Regulations; or (y) any actual, alleged, possible or potential obligation on the part of Acquiror, Merger Sub or Acquiror Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Applicable Laws and Regulations, except where any such violation, failure or obligation would not have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank.

Section 5.9.                                Taxes.  Except as set forth on Schedule 5.9,

(a)                     Acquiror and all members of any consolidated, affiliated, combined or unitary group of which Acquiror, Merger Sub or Acquiror Bank is a member (a “Acquiror Tax Affiliate”) has duly and timely filed all Tax Returns required to be filed by it, and each such Tax Return is true, correct and complete in all material respects.  Acquiror and each Acquiror Tax Affiliate has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by it, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                     There is no claim or assessment pending or, to the Acquiror’s Knowledge, Threatened against Acquiror or any Acquiror Tax Affiliate for any Taxes owed.  No audit, examination or investigation related to Taxes paid or payable by Acquiror or Acquiror Tax Affiliate is presently being conducted or, to the Acquiror’s Knowledge, Threatened by any Regulatory Authority.  Neither Acquiror nor any Acquiror Tax Affiliate is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s assets.  Neither Acquiror nor any Acquiror Tax Affiliate has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.

Section 5.10.                         Insurance.  Each of Acquiror, Merger Sub and Acquiror Bank has such insurance in place as it deems reasonable with respect to its business (including bankers’ blanket bond and insurance providing benefits for employees) and is adequate to provide reasonable coverage for its operations.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 5.11.                         Loans; Loan Loss Reserves.

(a)                     Except as set forth on Schedule 5.11, each Loan reflected as an asset on any of the Acquiror Financial Statements or Acquiror Regulatory Reports is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Acquiror’s Knowledge, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.  To Acquiror’s Knowledge, no obligor named therein is seeking to avoid the enforceability of any term of any Loan under any such laws or equitable principles or doctrines, and no Loan is subject to any defense, offset or counterclaim.

(b)                     All Loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of Acquiror Bank’s board of directors and in the Ordinary Course of Business of Acquiror Bank.  Except as set forth on Schedule 5.11, all Loans are free and clear of any security interest, lien, encumbrance or other charge, except where such security interest, lien, encumbrance or other charge was incurred in the Ordinary Course of Business and would not have a Material Adverse Effect on Acquiror Bank, and Acquiror Bank has complied in all material respects with all Applicable Laws and Regulations relating to the Loans.

(c)                      Except as disclosed on Schedule 5.11, to the Acquiror’s Knowledge, Acquiror Bank is not party to any Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Acquiror Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” a “troubled debt restructuring” or any comparable classifications by Acquiror, Acquiror Bank or by any Applicable Governmental Authority; (iii) that has been listed on any “watch list” or similar internal report of Acquiror or Acquiror Bank; (iv) to an Affiliate of an obligor under any Loan described in clauses (i), (ii) or (iii) hereof; (v) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Loan; or (vi) with respect to which Acquiror or Acquiror Bank is aware of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Loan or by any obligor of such Loan.

(d)                     Each Loan Loss Reserve reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of the Acquiror Bank’s continuing review and evaluation of its Loan portfolio under the requirements of GAAP and all Applicable Laws and Regulations, was established in a manner consistent with Acquiror Bank’s internal policies and, in the reasonable judgment of Acquiror Bank, was adequate in all material respects under the requirements of GAAP and all Applicable Laws and Regulations to provide for possible or specific losses, net of recoveries relating to Loans previously charged-off, on Loans outstanding, and, in the reasonable judgment of Acquiror Bank, contained an additional amount of unallocated reserves for unanticipated future losses at a level that was adequate under the requirements of GAAP and all Applicable Laws and Regulations.  Acquiror has no Knowledge that the aggregate principal amount of the Loans in excess of any Loan Loss Reserve is not fully collectible.

(e)                      There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements with respect to the Loans to which Acquiror Bank is a party or by which any of its assets or properties may be bound other than as contained in the respective loan documents and forward sale commitments.

Section 5.12.                         Investments.

(a)                     Each of the investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by Acquiror or Acquiror Bank (the “Acquiror Investment Securities”) are held in accordance with its respective investment policy.

(b)                     None of the Acquiror Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of Acquiror or Acquiror Bank freely to dispose of such investment at any time.  With respect to all material repurchase agreements to which Acquiror or Acquiror Bank is a party, to Acquiror’s Knowledge, Acquiror or Acquiror Bank has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and Acquiror or Acquiror Bank, as the case may be, reasonably believes the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(c)                      Neither Acquiror nor Acquiror Bank has sold or otherwise disposed of any assets in a transaction (including the sale of any participation in any Loan) in which the acquirer of such assets or other Person has the right, either conditionally or absolutely, to require Acquiror or Acquiror Bank to repurchase or otherwise reacquire any such assets.

(d)                     To Acquiror’s Knowledge, all Acquiror Investment Securities that are classified as “held to maturity,” “available for sale” and “trading” held by Acquiror or Acquiror Bank have been classified and accounted for in accordance with Accounting Standards Codification 320.

(e)                      There are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements with respect to the Acquiror Investment Securities to which Acquiror or Acquiror Bank is a party or by which any of its assets or properties may be bound.

Section 5.13.                         Acquiror Employee Matters.

(a)                     To Acquiror’s Knowledge, no Acquiror Key Employee intends to terminate employment with Acquiror or Acquiror Bank or is otherwise likely to become unavailable to continue as an Acquiror Key Employee, nor does Acquiror or Acquiror Bank have a present intention to terminate the employment of any of the foregoing.

(b)                     No employee of Acquiror or Acquiror Bank is represented in his or her capacity as an employee by any labor organization and neither Acquiror nor Acquiror Bank has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any such employee.  Neither Acquiror nor Acquiror Bank has experienced or been Threatened with any strike, slow down, work stoppage, material grievance, claim of unfair labor practices or other collective bargaining dispute within the past three (3) years.  Neither Acquiror nor Acquiror Bank has committed any material unfair labor practice.  To Acquiror’s Knowledge, no organizational effort is presently being made or Threatened by or on behalf of any labor union with respect to employees of Acquiror or Acquiror Bank.

(c)                      Acquiror and Acquiror Bank have complied in all material respects with all Applicable Laws and Regulations relating to employment and the environment of labor, including those related to wages, hours, collective bargaining, withholding, collection and payment of social security, termination of employment, unemployment compensation and similar payroll taxes, equal pay, workers’ compensation, occupational health and safety, immigration, payment of overtime and the classification of employees as overtime eligible and overtime exempt, fair labor standards, discrimination on the basis of race, age, sex, religion, color, national origin, disability and other protected classifications, except where the failure to comply would not have a Material Adverse Effect on Acquiror or Acquiror Bank.

(d)                     All of the Acquiror Employee Benefit Plans have been maintained and operated in material compliance with both their terms and with all Applicable Laws and Regulations.  No non-exempt prohibited transaction for purposes of ERISA or the Code has occurred with respect to any of the Acquiror Employee Benefit Plans.  To the Acquiror’s Knowledge, there are no Proceedings pending (other than routine claims for benefits) or Threatened against Acquiror, Acquiror Bank, any of the Acquiror Employee Benefit Plans, any fiduciary of any of the Acquiror Employee Benefit Plans or the assets of any of the Acquiror Employee Benefit Plans as to which Acquiror or Acquiror Bank could have Liabilities.

(e)                      Each Acquiror Qualified Plan and trust forming a part thereof has received a current, favorable determination or opinion letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from federal income tax under the Code, and nothing has occurred since the date of the most recent favorable determination or opinion letter that could reasonably be expected to adversely affect such qualification or tax-exempt status.

(f)                       All contributions and fees with respect to all of the Acquiror Employee Benefit Plans that are due from Acquiror or Acquiror Bank have been paid; and all unpaid contributions and fees for prior plan years, and the portion of the current plan year ending on the Closing Date, that are owed by Acquiror or Acquiror Bank but not yet due have been accrued on the books of Acquiror or Acquiror Bank, as the case may be, and reflected in the applicable financial statements to the extent required by and in accordance with GAAP, except where any of the same would not have a Material Adverse Effect on Acquiror or Acquiror Bank.  All contributions, fees and payments made or accrued with respect to the Acquiror Employee Benefit Plans are deductible under Section 162 or 404 of the Code.

(g)                      To Acquiror’s Knowledge, no Acquiror Key Employee has been:  (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal Proceeding or named as a subject of a pending criminal Proceeding (excluding traffic violations and other minor offenses); (iii) subject to any Order, judgment or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement, in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any Regulatory Authority to have violated any federal or state securities, commodities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

Section 5.14.                         Environmental Matters.  Except as set forth on Schedule 5.14, there are no actions, suits, investigations, Liabilities, inquiries, Proceedings or Orders involving Acquiror, Merger Sub or Acquiror Bank or any of their respective assets that are pending or, to Acquiror’s

Knowledge, Threatened, nor to Acquiror’s Knowledge is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror, Merger Sub or Acquiror Bank, or any predecessor thereof, to comply with any Environmental Laws.  No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror, Merger Sub or Acquiror Bank or the consummation of the Contemplated Transactions.  To Acquiror’s Knowledge, neither Acquiror, Merger Sub nor Acquiror Bank is the current or past owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 5.15.                         Intellectual Property.  With respect to each item of Intellectual Property owned by Acquiror or Acquiror Bank, Acquiror or Acquiror Bank possesses all right, title and interest in and to the item, free and clear of any lien, claim, royalty interest or encumbrance.  With respect to each item of Intellectual Property that Acquiror or Acquiror Bank is licensed or authorized to use, the license, sublicense, agreement or permission covering such item is legal, valid, binding, enforceable and in full force and effect and has not been breached by Acquiror or Acquiror Bank or, to Acquiror’s Knowledge, by any other party thereto.  Neither Acquiror nor Acquiror Bank has ever received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any Intellectual Property rights of a third party, including any claims that Acquiror or Acquiror Bank must license or refrain from using any Intellectual Property rights of a third party.  To Acquiror’s Knowledge, neither Acquiror nor Acquiror Bank has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Acquiror or Acquiror Bank.

Section 5.16.                         Acquiror Properties.

(a)                     Acquiror and Acquiror Bank have good, sufficient and marketable title to each of the Acquiror Properties which they respectively own (the “Acquiror Owned Properties”), and to any interests owned by either of them in any Mortgaged Premises, except for Permitted Liens, none of which individually or in the aggregate are material to the assets of Acquiror or Acquiror Bank.  All buildings, structures, fixtures and appurtenances comprising any of the Acquiror Owned Properties are in good operating condition and have been well-maintained, reasonable wear and tear excepted.  Title to all of the Acquiror Owned Properties is held in fee simple.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on Acquiror or Acquiror Bank, all buildings and structures owned by Acquiror or Acquiror Bank lie wholly within the boundaries of the real property owned by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(b)                     Except where any failure would not reasonably be expected to have a Material Adverse Effect on Acquiror or Acquiror Bank, all leases of real or personal property to which Acquiror or Acquiror Bank is a party as lessee are valid, effective and enforceable against the lessor in accordance with their respective terms, and there is not under any of such leases any existing default, or any event that, with notice or lapse of time or both, would constitute a default, with respect to either Acquiror or Acquiror Bank, or to Acquiror’s Knowledge, the other party.

Section 5.17.                         Fiduciary Accounts.  Acquiror Bank has administered all accounts for which Acquiror Bank acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor in material compliance with the terms of the governing documents, Applicable Laws and Regulations and the common law.  To Acquiror’s Knowledge, neither Acquiror Bank, nor any director, officer or employee of Acquiror Bank has committed any breach of trust with respect to any such fiduciary account.  The accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

Section 5.18.                         Indemnification Claims.  To Acquiror’s Knowledge, no action or failure to take action by any director, officer, employee or agent of Acquiror, Merger Sub or Acquiror Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Acquiror, Merger Sub or Acquiror Bank under any agreement with, or the corporate indemnification provisions of, Acquiror, Merger Sub or Acquiror Bank or under any Applicable Laws and Regulations.

Section 5.19.                         Insider Interests.  No officer or director of Acquiror, Merger Sub or Acquiror Bank, or to Acquiror’s Knowledge, any member of the Immediate Family of any such Person and no entity that any such Person “controls” within the meaning of Regulation O, is in violation of Regulation O.

Section 5.20.                         Contracts.  Neither Acquiror, Merger Sub nor Acquiror Bank is a party to any Contract containing covenants that in any way purport to restrict, in any material respect, its business activity or limit, in any material respect, its ability to engage in any line of business or to compete with any Person.

Section 5.21.                         Defaults.  Each of Acquiror, Merger Sub and Acquiror Bank is, and at all times since December 31, 2010 has been, in full compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or Liability or by which it or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank.  To Acquiror’s Knowledge, each other Person that has or had any obligation or Liability under any such Contract under which Acquiror, Merger Sub or Acquiror Bank has or had any rights is, and at all times since December 31, 2010, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank.  To Acquiror’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Acquiror, Merger Sub, Acquiror Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any material Contract to which Acquiror, Merger Sub or Acquiror Bank is a party.  Except in the Ordinary Course of Business with respect to any Loan, neither Acquiror, Merger Sub nor Acquiror Bank has given to or received from any other Person, at any time since December 31, 2010, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the date of this Agreement.  Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Acquiror, Merger Sub or Acquiror Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 5.22.                         Absence of Certain Changes and Events.  Except as otherwise set forth in this Agreement or on Schedule 5.22, since December 31, 2012, each of Acquiror and Acquiror Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2012, there has not been any:

(a)                     change in its authorized or issued equity securities; grant of any option or right to purchase shares of its equity securities; issuance of any security convertible into such equity securities or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such equity securities; or declaration or payment of any dividend or other distribution or payment in respect of its equity securities, except as reflected on the Acquiror Financial Statements;

(b)                     amendment to its Organizational Documents or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)                      damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than Five Hundred Thousand Dollars ($500,000);

(d)                     incurrence by it of any obligation or Liability (fixed or contingent) greater than One Million Dollars ($1,000,000) other than in the Ordinary Course of Business;

(e)                      sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or the mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except:  (i) for Permitted Exceptions; (ii) as otherwise incurred in the Ordinary Course of Business; or (iii) in an amount greater than One Million Dollars ($1,000,000);

(f)                       any single investment of a capital nature, or aggregate investments of a capital nature, exceeding One Million Dollars ($1,000,000);

(g)                      merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(h)                     transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(i)                         material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of its management to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities, or, in the case of accounting changes, as required by reason of changes in GAAP; or

(j)                        agreement, whether oral or written, by it to do any of the foregoing.

Section 5.23.                         Corporate Records.  The books of account, minute books, stock record books and other records of Acquiror, Merger Sub and Acquiror Bank are complete and correct in all material respects, have been maintained in accordance with sound business practices and all Applicable Laws and Regulations, including the maintenance of any adequate system of internal controls and are in the possession of Acquiror, Merger Sub or Acquiror Bank.  The minute books of Acquiror, Merger Sub and Acquiror Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, their respective shareholders, board of directors and committees of the board of directors.

Section 5.24.                         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Schedule 5.24, neither Acquiror, Merger Sub nor Acquiror Bank has any material Liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for Liabilities or obligations reflected or reserved against in the Acquiror Financial Statements and current Liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Since the date of the latest Acquiror Financial Statement, neither Acquiror, Merger Sub nor Acquiror Bank has undergone, suffered or experienced any Material Adverse Effect.  Except as set forth on Schedule 5.24, since the date of the latest Acquiror Financial Statement, Acquiror, Merger Sub and Acquiror Bank have conducted their respective operations only in the Ordinary Course of Business.  No facts or circumstances have been discovered from which it reasonably appears that Acquiror, Merger Sub or Acquiror Bank will undergo, suffer or experience a Material Adverse Effect.

Section 5.25.                         Approval Delays; CRA Rating.  There is no reason why the granting of any of the regulatory approvals referred to in Section 7.9 would be denied or unduly delayed.  The most recent CRA rating of Acquiror Bank was “satisfactory” or better.

Section 5.26.                         Acquiror Common Stock.  When issued to the Company’s shareholders pursuant to this Agreement, the shares of Acquiror Common Stock to be issued hereunder will be duly and validly issued, fully paid and nonassessable.  Acquiror has, or will have as of the Closing, a sufficient number of authorized but unissued shares of Acquiror Common Stock to be able to issue to the Company’s shareholders all of the shares of Acquiror Common Stock which are to be issued hereunder.

Section 5.27.                         Financial Capability.  Acquiror and Merger Sub currently have binding equity investment commitments sufficient to, and at the Closing will have available funds necessary to, consummate the Contemplated Transactions on the terms and conditions contemplated by this Agreement and which will, as of the Closing, result in the pro forma regulatory capital ratios of both Acquiror (on a consolidated basis) and Acquiror Bank satisfying the criteria for “well capitalized” as set forth in Regulation H adopted by the Federal Reserve (12 CFR § 208.43).

Section 5.28.                         Brokerage Commissions.  No agent, broker, investment banker or other firm or Person or officer or director of any of the foregoing who has been retained by Acquiror or any Affiliate of Acquiror is or will be entitled to any broker’s or finder’s fee or any other commission, bonus or similar fee, contingent or otherwise, in connection with any aspect of Agreement or the Contemplated Transactions for which any shareholder or Affiliate of the Company will be liable.

Section 5.29.                         Accuracy of Information Furnished.  Neither any representation nor warranty of Acquiror or Merger Sub in, nor any Acquiror Disclosure Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 7.3 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 6

The Company’s Covenants

From and after the date hereof, the Company covenants and agrees with Acquiror as follows, and where applicable as set forth below, that it will cause each Acquired Subsidiary to comply with the following covenants.  Notwithstanding the foregoing, Acquiror and Merger Sub acknowledge and agree that the covenants made by the Company shall not apply to the Non-Banking Business that will be separated from the Company prior to the Closing pursuant to the Internal Restructuring and the Distribution.

Section 6.1.                                Access to Information; Confidentiality.

(a)                     Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing, have full and continuing access to the employees, facilities, operations, records and properties of the Company and each Acquired Subsidiary.  Acquiror and its Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the employees, operations, records and properties of the Company and each Acquired Subsidiary and of their financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of the Company or any Acquired Subsidiary.  Upon request, the Company shall, or shall cause the applicable Acquired Subsidiary to, furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or the applicable Acquired Subsidiary, and such financial and operating data and other information reasonably requested by Acquiror (provided, with respect to attorneys, such disclosure would not result in the waiver by the Company or the applicable Acquired Subsidiary of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company or the applicable Acquired Subsidiary (provided that an officer of the Company be afforded a reasonable opportunity to be present during such discussion), and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives.  This Section 6.1 shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by any Applicable Laws and Regulations.  Furthermore, this Section 6.1 shall not give Acquiror and its Representatives access to, or require the disclosure of any information regarding, the Non-Banking Business that will be separated from the Company prior to the Closing pursuant to the Internal Restructuring and the Distribution, except to the extent, if any, that such information is reasonably required by Acquiror for the purpose of assessing any post-Closing liabilities or obligations of the Company with respect to the Non-Banking Business.

(b)                                 The Company shall cause each of the Bank and LFC to allow a Representative of Acquiror to attend, as an observer only, all meetings of the board of directors of each, and of the loan committee of the Bank.  The Company shall cause each of Acquired Bank and LFC to give reasonable notice to Acquiror of any such meeting and, if known, the agenda for or business to be discussed at such meeting.  The Company shall cause each of the Bank and LFC to provide to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all such meetings or otherwise provided to the directors or members and, upon specific request, to provide any other financial reports or other analysis prepared for senior management of the Bank and LFC.  It is understood by the parties that Acquiror’s Representative will not have any voting rights with respect to matters discussed at these meetings and that Acquiror is not managing the business or affairs of the Bank or LFC.  All information obtained by Acquiror at these meetings shall be treated in confidence.  Notwithstanding the foregoing, the Company shall not be required to cause the Bank or LFC to provide Acquiror with any materials:  (i) concerning or discussing the Contemplated Transactions; (ii) in violation of any Applicable Laws and Regulations; or (iii) in any case where the Company has been advised by counsel that Acquiror’s receipt of such materials would result in a waiver of the attorney-client privilege of the Bank or LFC.

Section 6.2.                                Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing, the Company shall, and shall cause each Acquired Subsidiary to, refrain, without the prior written consent of Acquiror, from taking any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.22 is likely to occur.  In addition, the Company shall, and shall cause the Bank to, refrain from taking any actions outside its Ordinary Course of Business to increase the Adjusted Book Value except through normal operations, consistent with past practice.

Section 6.3.                                Operation of the Company and Acquired Subsidiaries.  Except with the prior written consent of Acquiror or as otherwise reasonably contemplated by this Agreement, between the date of this Agreement and the Closing, the Company will, and will cause each Acquired Subsidiary to:

(a)                     conduct its business only in the Ordinary Course of Business and in material compliance with all Applicable Laws and Regulations, and continue to make all normal expenditures and incur all regular expenses necessary to continue its business consistent with past practice;

(b)                     make no material changes to its respective current operations, including  with respect to compensation of directors, officers and employees;

(c)                      use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it, and, in connection therewith, permit Representatives of Acquiror to hold meetings or discussions with its officers and employees in connection with employment opportunities after the Effective Time;

(d)                     confer with Acquiror concerning changes in operations outside the Ordinary Course of Business;

(e)                      enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in connection therewith, from the date of this Agreement to the Closing, shall not:

(i)                                     enter into any new credit or new lending relationships in excess of One Million Dollars ($1,000,000) with any Person and such Person’s Borrowing Affiliate, but such prohibition shall not include any credit or lending relationships entered into by LFC;

(ii)                                  other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any Acquired Subsidiary which constitutes a nonperforming loan or against any part of such indebtedness the Company or an Acquired Subsidiary has established loss reserves or any part of which has been charged-off by the Company or an Acquired Subsidiary;

(f)                       consistent with past practice, maintain a Loan Loss Reserve which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans and leases outstanding (including accrued interest receivable), and charge-off any Loans or leases that would be deemed uncollectible in accordance with GAAP or any Applicable Laws and Regulations;

(g)                      maintain all of its assets necessary for the conduct of its business in good working condition and repair, normal wear and tear excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of this Agreement and pay all premiums on such policies when due;

(h)                     not declare or pay any dividends or make any other similar distributions of cash or property to any of its directors, officers, employees or shareholders, or redeem, retire or acquire any of its equity securities, other than:

(i)                                     regular salaries and other earned compensation;

(ii)                                  cash distributions by joint ventures or other subsidiaries to non-controlling shareholders or to the Bank; and

(iii)                               prior to the Calculation Date, cash dividends or distributions by the Bank, provided, however, that with respect to all distributions or dividends made pursuant to this Section 6.3(h)(iii), (x) each dividend or distribution has been approved by the Bank’s board of directors; (y) each dividend or distribution is consistent with all Applicable Laws and Regulations, including the Bank’s Individual Minimum Capital Requirements; and (z) the aggregate sum of all such dividends and distributions is less than fifty percent (50%) of the Bank’s consolidated net income earned from January 1, 2013, through the end of the month preceding such distribution or dividend;

(i)                         not issue, sell or grant any shares of its equity securities, or any securities convertible into such equity securities, or grant any option or right to purchase shares of its equity securities;

(j)                        not incur any indebtedness, except for: (i) indebtedness solely between or among any of the Company and any of the Acquired Subsidiaries; (ii) indebtedness incurred solely to enable the Company to pay the Accrued TRUPS Interest on the last day of the deferral period (if the Closing has not occurred as of such time); and (iii) trade credit or trade payables in the Ordinary Course of Business;

(k)                     not buy any security unless it will be held as available for sale;

(l)                         not sell, dispose of or otherwise transfer any material property or asset, other than:  (i) mortgage servicing rights; (ii) sales, dispositions or transfers in the Ordinary Course of Business, and (iii) sales of Fannie Mae and Freddie Mac equity securities;

(m)                 file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(n)                     record and carry on its books and records the net realizable value of OREO, with such value to be supported by reasonable documentation of the same;

(o)                     maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(p)                     comply with all Applicable Laws and Regulations and Contracts; and

(q)                     report periodically to Acquiror concerning the status of its business operations.

Notwithstanding anything contained herein to the contrary, for purposes of Section 6.3(e), Acquiror’s consent shall be deemed to have been given if the Company has made a written request for permission to take any action otherwise prohibited by Section 6.3(e) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has failed to respond to such request within two (2) business days after Acquiror’s receipt of such request.

Section 6.4.                                Company Subsequent Reports.  Between the date of this Agreement and the Closing, as soon as reasonably available, the Company will deliver to Acquiror, or cause the applicable Acquired Subsidiary to deliver, as the case may be, copies of:  (a) monthly unaudited financial statements of each Acquired Subsidiary that are provided to the management and directors of such entity, together with any additional financial information of the Company that does not relate solely to the Non-Banking Business; (b) all Company Regulatory Reports submitted after the date of this Agreement, to the extent permitted by Applicable Laws and Regulations; and (c) the Company’s audited consolidated financial statements as of and for the year ended December 31, 2013 (collectively, the “Company Subsequent Reports”).  Except as may be required by changes in any Applicable Laws and Regulations effective after the date of this Agreement, any Company Subsequent Reports containing financial data shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.  The Company Subsequent Reports will not include any material assets or omit to state any material Liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Company Subsequent Reports misleading in any material respect.

Section 6.5.                                Title to Real Estate.  As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company shall obtain and deliver to Acquiror, with respect to all Company Real Estate, including any OREO, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in the Company or applicable Acquired Subsidiary in such Company Real Estate with coverage over all standard exceptions (except with respect to any OREO) and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions.  Notwithstanding the foregoing, the Company shall not be required to deliver an updated owner’s preliminary report of title with respect to any Company Real Estate for which the Company delivered to Acquiror an owner’s preliminary report of title prior to the date of this Agreement; provided that, to the Company’s Knowledge, no material adverse changes to such report of title would be shown if an updated report of title were obtained after the date of this Agreement.  The cost of obtaining any preliminary report of title discussed in this Section 6.5 shall be borne Acquiror.

Section 6.6.                                Surveys.  Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide at Acquiror’s expense and as soon as practicable prior to the Closing, a current ALTA survey of any or all parcels of Company Real Estate, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.7.                                Environmental Investigation.

(a)                     Acquiror may, in its discretion, within thirty (30) Business Days of the date of this Agreement, require the Company to order, at Acquiror’s expense, a Phase I environmental site assessment to be delivered only to Acquiror for each parcel of real property in which the Company or an Acquired Subsidiary holds an interest or formerly held an interest (each a “Phase I Report”), conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or any Acquired Subsidiary holds any interest or formerly held an interest contains or gives evidence of any adverse environmental condition or any violations of Environmental Laws on any such property.  If a Phase I Report discloses any violations or adverse environmental conditions, or reports a reasonable suspicion thereof, then Acquiror may promptly obtain, at the expense of the Company and Acquiror, shared equally, a Phase II environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those violations or conditions in accordance with applicable laws and regulations (each a “Phase II Report,” and collectively referred to with the associated Phase I Report, an “Environmental Report”).  Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company, any Acquired Subsidiary or any other Person, but shall provide such information to the Company upon the Company’s request.

(b)                                 Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any adverse environmental condition or violation suspected, found to exist, or that would tend to be indicated by an Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions, plus one-half of the total cost of the Phase II Report(s), is collectively referred to as the “Remediation Cost.”  Subject to the last sentence of this Section 6.7(b), the Remediation Cost shall be taken into account in calculating the Adjusted Book Value.  Notwithstanding anything contained herein to the contrary, if the aggregate Remediation Cost exceeds One Million Dollars ($1,000,000), Acquiror may, at its sole option:  (i) terminate this Agreement; or (ii) confirm in writing to the Company that no more than One Million Dollars ($1,000,000) of the Remediation Cost shall be taken into account in calculating the Adjusted Book Value, and any amount in excess shall be ignored in making that calculation.

Section 6.8.                                Advice of Changes.  Between the date of this Agreement and Closing, the Company shall promptly notify Acquiror in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of the Company as of the date of this Agreement, or if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Company Disclosure Schedules if the Company Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will deliver to Acquiror by no later than five (5) Business Days before the Closing, a supplement to the Company Disclosure Schedules specifying such change.  During the same period, the Company will promptly notify Acquiror of the occurrence of any Breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.  Notwithstanding anything contained herein to the contrary, any notice or updated Company Disclosure Schedule provided by the Company to Acquiror pursuant to this Section 6.8 shall not cure, or otherwise reduce any amount that may be owed by the Company to Acquiror pursuant to Article 10 resulting from, any Breach by the Company of any of its representations, warranties or covenants contained in this Agreement.

Section 6.9.                                Data and Item Processing Agreements.  Schedule 6.9 sets forth each data or item processing contract of the Company or any Acquired Subsidiary that will be in force on the Closing Date.  The Company agrees to consult with Acquiror prior to the entry by it or an Acquired Subsidiary (by either action or inaction) into any new, or any extension of any existing, data or item processing agreements.  The Company agrees to coordinate with Acquiror in connection with the negotiation of any new or extension of any existing data or item processing agreement of either the Company or an Acquired Subsidiary with the purpose of achieving the best possible economic and business result in light of the Contemplated Transactions, and the Company further agrees to use its Best Efforts to reduce, to the extent possible, the aggregate amount of any cancellation fees resulting from the termination or failure to renew by the Company or an Acquired Subsidiary of any data or item processing agreements.  Notwithstanding anything contained herein to the contrary, the Company shall have no liability for, nor shall there be taken into account for the purposes of calculating the Adjusted Book Value, any termination fees payable as a result of the termination of any of the data processing agreements listed on Schedule 6.9.

Section 6.10.                         Consents; Third Party Approvals.  As soon as practicable after the date of this Agreement, the Company shall use its Best Efforts to obtain any consents or approvals required by the terms of this Agreement or otherwise that are necessary in order for the Company to consummate the Contemplated Transactions.

Section 6.11.                         Information Provided to Acquiror.  The Company agrees that none of the information concerning the Company or any Acquired Subsidiary that is provided or to be provided by the Company to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions or provided to any prospective purchaser of Acquiror securities will, at the respective times such documents are filed or otherwise provided, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its respective Affiliates contained in any document provided to, or other communication with, any Regulatory Authority or prospective purchaser of Acquiror securities.

Section 6.12.                         Tax Returns and Tax Filings.  Between the date of this Agreement and the Closing, the Company shall, and shall cause each Acquired Subsidiary to:  (a) refrain from making any election inconsistent with prior Tax Returns or elections or settling or compromising any Liability with respect to Taxes without prior written notice to Acquiror; and (b) file all Tax Returns required to be filed (subject to extensions of time for filing) prior to the Closing, provided, however, that the Company is expressly permitted to change its past practice and file consolidated state Tax Returns.

Section 6.13.                         Other Offers.  During the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, and will cause each of its Subsidiaries and their respective Representatives not to, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any potential Acquisition

Transaction involving the Company or any Acquired Subsidiary.  Notwithstanding the foregoing, in the event that the board of directors of the Company determines in good faith and after consultation with outside legal counsel, that an Unsolicited Proposal, which does not result from a Breach of this Section 6.13, constitutes or is reasonably likely to result in a Superior Proposal and that failure to pursue such Unsolicited Proposal is reasonably likely to result in a Breach of its fiduciary duties under any Applicable Laws and Regulations, the board of directors of the Company may, so long as the Company complies at all times with its obligations under Section 6.13:  (a) furnish information with respect to the Company and its Subsidiaries to such Person making such Unsolicited Proposal pursuant to a customary confidentiality agreement; (b) participate in discussions or negotiations regarding such Unsolicited Proposal; and (c) terminate this Agreement in order to concurrently enter into an agreement with respect to such Unsolicited Proposal; provided, however, that the board of directors of the Company may not terminate this Agreement pursuant to this Section 6.13 unless and until:  (x) five (5) Business Days have elapsed following the delivery to Acquiror of a written notice of such determination by the board of directors of the Company and during such five (5) Business-Day period, the Company otherwise cooperates with Acquiror with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected; and (y) at the end of such five (5) Business Day period the board of directors of the Company continues, in good faith and after consultation with outside legal counsel, to believe the Unsolicited Proposal at issue constitutes a Superior Proposal.  In addition to the foregoing obligations of the Company, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Unsolicited Proposal, the material terms and conditions of such request or Unsolicited Proposal and the identity of the Person making such request or Unsolicited Proposal.  The Company shall keep Acquiror reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Unsolicited Proposal, including the status of any discussions or negotiations with respect to any Superior Proposal.

Section 6.14.                         The Company’s Closing Obligations.  The Company agrees to take such actions as may be necessary to ensure that prior to, or concurrently with, the Closing, except for Liabilities and expenses that have reduced the Adjusted Book Value, none of the Company or any Acquired Subsidiary shall have any outstanding unpaid, unaccrued or unrecorded Liabilities.  Without limiting the foregoing, except for Liabilities and expenses that have reduced the Adjusted Book Value, all Company Transaction Expenses incurred or reasonably expected to be incurred by the Company or an Acquired Subsidiary shall have been paid or accrued in full by the Company or the applicable Acquired Subsidiary prior to the Calculation Date.

Section 6.15.                         Voting Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror a voting agreement, in the form of Exhibit H-1, signed by each member of the Love Family and Laurence A. Schiffer, and a voting agreement in the form of Exhibit H-2, signed by each member of the McDonnell Family (collectively, the “Voting Agreement”).

Section 6.16.                         Registration Rights Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror a registration rights agreement, in the form of Exhibit I (the “Registration Rights Agreement”), granting the Persons listed on Schedule 1.1 certain rights with respect to the shares of Acquiror Common

Stock received in connection with the Merger, signed by each such Person.  The Registration Rights Agreement shall become effective at the Effective Time.

Section 6.17.                         Shareholders’ Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror a shareholders’ agreement in the form of Exhibit J-1, signed by each member of the Love Family, and a shareholders’ agreement in the form of Exhibit J-2, signed by each member of the McDonnell Family (collectively, the “Shareholders’ Agreement”), containing certain restrictions with respect to each such Person’s ownership of Acquiror Common Stock.  The Shareholders’ Agreement shall become effective at the Effective Time.

Section 6.18.                         Indemnification Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror an indemnification agreement in the form of Exhibit K, signed by the Hallmark Group, each member of the Love Family, Laurence A. Schiffer and each member of the McDonnell Family (the “Indemnification Agreement”).

Section 6.19.                         Employment Agreements; Noncompetition Agreements.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror an amendment of equity appreciation award agreement in the form of Exhibit L-1, signed by Mark R. Dellonte; an employment agreement in the form of Exhibit L-2, signed by Larry K. White; and noncompetition agreements in the form of Exhibit M, signed by each of Andrew S. Love and Laurence A. Schiffer.  The parties agree that all agreements required pursuant to this Section 6.19, by their terms, shall be contingent upon the occurrence of the Closing and shall become effective at the Effective Time.

Section 6.20.                         Termination of Certain Agreements .

(a)                     The Company agrees to cause the Bank to terminate any and all sponsor bank or other similar agreements between HPS and the Bank, effective on or prior to Closing or as soon thereafter as practicable.

(b)                     Prior to the Distribution and the Closing, the Company shall be entitled to cause the Bank to transfer to the Hallmark Group cash in an amount equal to the reserve which is currently One Million Six Hundred Forty-One Thousand Five Hundred Fifty Two Dollars ($1,641,552), established by the Bank with respect to any Liability of the Bank to HPS, including in connection with residual or other lease payments paid or payable to the Bank or any of its Subsidiaries in connection with merchants’ leases of point-of-sale terminals.  For the avoidance of doubt, the Adjusted Book Value shall be reduced by the amount of any such transfer and increased by the amount of such reserve for such liability now assumed by the Hallmark Group and thereby removed from the consolidated balance sheet of the Company prior to the Closing.

Section 6.21.                         Regulatory Approvals.  The Company shall, and shall cause the Acquired Subsidiaries to, use Best Efforts to take such steps as may be necessary or required as a condition to obtaining all necessary Regulatory Approvals for the Contemplated Transactions.

Section 6.22.                         Right of MSR First Offer.  If at any time prior to the Closing, the Company offers to sell or otherwise transfer any mortgage servicing rights owned by the Company or any of the Company’s Subsidiaries (a “Proposed MSR Sale”), the Company agrees that it will not consummate the Proposed MSR Sale without first making a written offer to sell or transfer such mortgage servicing rights to Acquiror on the same terms and conditions as the Proposed MSR Sale or on such terms as modified to take account of the fact that Acquiror is not an approved Ginnie Mae servicer (the “MSR Offer”).  Acquiror shall have twenty (20) days to respond to any MSR Offer received from the Company.

Section 6.23.                         Shareholders’ Meeting.

(a)                     The Company shall cause a meeting of its shareholders to be held for the purpose of acting upon the Merger and this Agreement.  Such meeting shall be held within a reasonable period after the Agreement Date on such date as determined by the Company.  The Company shall send to its shareholders, at least twenty (20) days prior to such meeting, notice of such meeting together with a proxy statement, which shall include a copy of this Agreement and a copy of Section 351.455 of the GBCM governing the rights of Dissenting Shareholders.  The proxy statement shall include information regarding Acquiror and the Acquiror Common Stock to be issued in the Merger, which information shall be provided by Acquiror as soon as practicable prior to the mailing date of the proxy statement.  The Company and its board of directors shall recommend to its shareholders the approval of the Merger and this Agreement and shall solicit proxies voting only in favor thereof from the shareholders, and the Company and its board of directors shall not withdraw, modify or change, in any manner adverse to Acquiror, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement and the Merger; provided, however, that the Company shall not be required to make the recommendation required by this Section 6.23(a), and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Company determines, in good faith, that the exercise of its fiduciary duties to its shareholders under applicable law, as advised by its counsel, so requires.

(b)                     For the avoidance of doubt, the parties acknowledge that the failure of the Company to comply with the provisions of this Section 6.23 shall be deemed to have a Material Adverse Effect on Acquiror’s rights under this Agreement.

(c)                      At the meeting of shareholders called to consider and vote upon approval of this Agreement, the holders of a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock (voting together as a single class) shall elect a shareholder representative, who shall have approval authority as set forth in Section 2.11, Section 12.8 and Section 12.9 (the “Shareholder Representative”) and who may also, as part of such vote, be released from any liability by the shareholders when he or she acts in reliance upon the advice of attorneys or accountants selected by him or her.

Section 6.24.                         [RESERVED].

Section 6.25.                         Internal Restructuring and Distribution.  The Company shall use its Best Efforts to consummate the Internal Restructuring and the Distribution immediately prior to the Effective Time.  Following the consummation of the Internal Restructuring and the

Distribution, neither the Company nor any Acquired Subsidiary shall own any assets or conduct any activities related to the Non-Banking Business and or have any receivables or other assets owing from, or any payables or other liabilities owing to, the Hallmark Group.

Article 7

Acquiror’s Covenants

Section 7.1.                                Access to Information.  Acquiror will give the Representatives of the Company the opportunity to ask questions of, and receive answers from, Acquiror’s officers and Representatives concerning the terms and conditions of the issuance of Acquiror Common Stock to the shareholders of the Company and to obtain additional information reasonably available to Acquiror and any persons acting on Acquiror’s behalf necessary to verify the accuracy of the information given to the Company.

Section 7.2.                                Operation of Acquiror, Merger Sub and Acquiror Bank.  Except with the prior written consent of the Company or as otherwise reasonably contemplated by this Agreement, between the date of this Agreement and the Closing, Acquiror will, and will cause Merger Sub and Acquiror Bank to:

(a)                     maintain its corporate existence and not merge or consolidate with any other entity;

(b)                     conduct its business only in the Ordinary Course of Business and in material compliance with all Applicable Laws and Regulations, and continue to make all normal expenditures and incur all regular expenses necessary to continue its business, consistent with past practice;

(c)                      use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

(d)                     maintain all of its assets necessary for the conduct of its business in good working condition and repair, normal wear and tear excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the date of this Agreement and pay all premiums on such policies when due;

(e)                      not declare or pay any dividends or make any other similar distributions of cash or property to any of its directors, officers, employees or shareholders, other than cash dividends approved by the managing member of Merger Sub or the board of directors of Acquiror Bank, cash dividends declared and paid in the Ordinary Course of Business by Acquiror to its shareholders, and regular salaries or other earned compensation;

(f)                       not sell, dispose or otherwise transfer any material property or asset; and

(g)                      file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects.

Section 7.3.                                Advice of Changes.  Between the date of this Agreement and Closing, Acquiror and Merger Sub shall promptly notify the Company in writing if Acquiror or Merger Sub becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of Acquiror or Merger Sub as of the date of this Agreement, or if Acquiror or Merger Sub becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Acquiror Disclosure Schedules if the Acquiror Disclosure Schedules were dated the date of the occurrence or discovery of any such fact or condition, Acquiror and Merger Sub will promptly deliver to the Company a supplement to the Acquiror Disclosure Schedules specifying such change.  During the same period, Acquiror and Merger Sub will promptly notify the Company of the occurrence of any Breach of any covenant of Acquiror or Merger Sub in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 9 impossible or unlikely.

Section 7.4.                                Consents; Third Party Approvals.  As soon as practicable after the date of this Agreement, Acquiror and Merger Sub shall use their Best Efforts to obtain any consents or approvals required by the terms of this Agreement or otherwise that are necessary in order for Acquiror and Merger Sub to consummate the Contemplated Transactions.

Section 7.5.                                Information Provided to the Company.  Acquiror and Merger Sub agree that none of the information concerning Acquiror, Merger Sub or Acquiror Bank that is provided or to be provided by Acquiror or Merger Sub to the Company for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Acquiror and Merger Sub shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its respective Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.6.                                Ancillary Agreements.  Concurrently with the execution and delivery of this Agreement, Acquiror shall deliver to the Company countersigned copies of the Voting Agreement referred to in Section 6.15, the Registration Rights Agreement referred to in Section 6.16, the Shareholders’ Agreement referred to in Section 6.17, the Indemnification Agreement referred to in Section 6.18 and the employment-related and non-competition agreements referred to in Section 6.19.

Section 7.7.                                Authorization and Reservation of Acquiror Common Stock.  The board of directors of Acquiror shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.

Section 7.8.                                Acquiror Board.

(a)                     From and after the Effective Time, so long as the Love Family owns at least One Million (1,000,000) shares of Acquiror Common Stock, the Love Family, acting through a single representative identified to Acquiror, shall have the right to: (i) designate one (1) candidate for appointment to the board of directors of Acquiror (the “Love Family Board Representative”); and (ii) have one (1) representative attend all meetings of the board of directors of Acquiror in a non-voting observer capacity (the “Love Family Non-Voting Observer”) and, in such capacity, be entitled to receive copies of all notices, minutes, consents and other board of directors materials that it provides to all of its directors.  If at any time the Love Family owns less than One Million (1,000,000) shares, but at least Seven Hundred Thousand (700,000) shares, of Acquiror Common Stock, the Love Family shall have only the right to designate a director for appointment to the board of directors but not the right to appoint a non-voting board observer.  If at any time either (i) the Love Family owns less than Seven Hundred Thousand (700,000) shares of Acquiror Common Stock or (ii) the shares of Acquiror Common Stock held by the Love Family represent less than four percent (4%) of the total voting power of the outstanding stock of Acquiror entitled to vote generally in the election of directors, the Love Family shall cease to have any right to designate a director for appointment to the board of directors or appoint a non-voting board observer.

(b)                     From and after the Effective Time, so long as the McDonnell Family owns at least Seven Hundred Thousand (700,000) shares of Acquiror Common Stock, the McDonnell Family, acting through a single representative identified to Acquiror, shall have the right to designate one (1) candidate for appointment to the board of directors of Acquiror (the “McDonnell Family Board Representative”).  If at any time the McDonnell Family owns less than Seven Hundred Thousand (700,000) shares of Acquiror Common Stock, the McDonnell Family shall cease to have any right to designate a director for appointment to the board of directors of Acquiror.

(c)                      Acquiror shall take all appropriate action to effect the rights of the Love Family and the McDonnell Family pursuant to this Section 7.8, and as of the Effective Time and subject to and in accordance with the Acquiror’s Organizational Documents, the number of directors constituting the board of directors of Acquiror shall be increased by two (2) members and the Love Family Board Representative and the McDonnell Family Board Representative shall be appointed as directors of Acquiror to fill the vacancies created by such increase and the board of directors of Acquiror shall adopt a resolution granting non-voting board observer rights to the Love Family Non-Voting Observer.  The Love Family and the McDonnell Family shall notify Acquiror of their initial representatives at least thirty (30) days prior to the expected Closing Date; provided, however, unless the McDonnell Family notifies Acquiror otherwise in writing, the initial McDonnell Family Board Representative shall be Jeffrey McDonnell.  Notwithstanding anything to the contrary contained in this Section 7.8, no person who has reached the age of Seventy-Eight (78) shall be appointed as a director of Acquiror and any director in office appointed pursuant to this Section 7.8 who reaches the age of Seventy-Eight (78) shall thereupon retire as a member of Acquiror’s board, to be replaced by another director nominated in accordance with this Section 7.8.

(d)                     For purposes of this Section 7.8 and for all calculations of the number of shares of Acquiror Common Stock owned by the Love Family and McDonnell Family, such numbers shall be adjusted for stock splits and similar transactions.  Notwithstanding anything contained herein to the contrary, if any Person other than Laurence A. Schiffer or Jeffrey McDonnell has been designated by the Love Family or the McDonnell Family, respectively, to serve as a director of Acquiror, and either Mr.  Schiffer or Mr. McDonnell or any other designee is unwilling or unable to serve, then the Love Family or the McDonnell Family, as the case may be, shall have the right to identify and designate a substitute to serve as a director of Acquiror, subject, however, to the approval of Acquiror, which approval shall not unreasonably be withheld.

Section 7.9.                                Regulatory Applications.  By no later than forty-five (45) days after the date of this Agreement, Acquiror shall file applications or notices with the Federal Reserve, the IDFPR and any other Applicable Governmental Authorities seeking all necessary Regulatory Approvals, and shall use its Best Efforts to obtain such Regulatory Approvals, including responding as promptly as practicable to all inquiries received concerning said applications.

Section 7.10.                         Employee Matters.

(a)                     Acquiror shall, or shall cause Acquiror Bank to, extend offers of employment, effective as of the Effective Time, to such employees of the Company or Acquired Subsidiaries, and upon such terms, as Acquiror shall determine in its discretion.

(b)                     Following the Closing, Acquiror shall, or shall cause the appropriate Acquiror Subsidiary to, maintain employee benefit plans and compensation opportunities for the benefit of all individuals employed by the Company or an Acquired Subsidiary immediately prior to the Closing who become employees of Acquiror or Acquiror Subsidiary  following the Closing (“Covered Employees”) that provide employee benefits and compensation opportunities that, in the aggregate, are substantially similar to the employee benefits and compensation opportunities that are generally made available to similarly-situated employees of Acquiror or the applicable Acquiror Subsidiary; provided, however, that:  (i) no Covered Employee who receives a payment or payments of compensation contingent upon the Contemplated Transactions shall be eligible to receive severance payments or benefits under the Acquiror Employee Benefit Plans in connection with any separation from service within one (1) year following the Closing Date; (ii) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Employee Benefit Plan; and (iii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Employee Benefit Plans, a Covered Employee’s continued participation in the Company Employee Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Employee Benefit Plans may commence at different times with respect to each Acquiror Employee Benefit Plan).  Notwithstanding anything contained in this Section 7.10(b) to the contrary, Acquiror shall make severance payments to any Covered Employee whose employment with Acquiror or an Acquiror Subsidiary is terminated after the Closing, in accordance with the terms of Acquiror’s then-existing severance policy, with all periods of service to the Company or an Acquired Subsidiary to be treated as service to Acquiror.

(c)                      For all purposes (other than purposes of benefit accruals) under the Acquiror Employee Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and/or an Acquired Subsidiary and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Employee Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  “Transition Date” means, with respect to any Covered Employee, the date Acquiror or the applicable Acquiror Subsidiary commences providing benefits to such employee with respect to each New Plan.

(d)                     In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall, or shall cause the applicable Acquiror Subsidiary to, use commercially reasonable efforts to provide that:  (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Employee Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Employee Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(e)                      Acquiror and the Company shall jointly prepare a list of the employees to whom Acquiror shall, or shall cause the applicable Acquiror Subsidiary to, provide stay bonuses to employees of the Company and Acquired Subsidiaries who remain employed with the Company or an Acquired Subsidiary through the Closing, or with Acquiror or the applicable Acquiror Subsidiary for an interim period following the Closing, with Acquiror to determine in its sole discretion (but after consultation with the Company) each Company or Acquired Subsidiary employee eligible to receive a stay bonus and the amount and payment terms of each such stay bonus.

(f)                       Acquiror shall pay to the indicated individuals, as and when due, the amounts required pursuant to the agreements described on Exhibit B.

Section 7.11.                         HPS Residual Payments.  As of the Closing, all residual or other lease payments paid or payable to the Bank or any of its Subsidiaries in connection with merchants’ leases of point of sale terminals, and any proceeds, past or future, associated therewith, shall be transferred by the Bank to the Hallmark Group, including cash equal to the amount of the

Liability reflected on the books of the Bank as of the Closing.  After the Closing, Acquiror shall promptly upon receipt remit to the Hallmark Group any and all amounts received by the Bank, Acquiror or Acquiror Bank with respect to such residuals, lease payments and proceeds.  For the avoidance of doubt, any amounts transferred from the Bank to the Hallmark Group pursuant to this Section 7.11 prior to the Closing shall be accounted for in the calculation of Adjusted Book Value.

Section 7.12.                         Indemnification; Directors’ and Officers’ Insurance.

(a)                     From and after the Effective Time, Acquiror shall indemnify and hold harmless each present and former director, officer or employee of the Company and Acquired Subsidiaries (in each case, when acting in such capacity) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or within six (6) years after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of the Company or any of the Acquired Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by any of the organizational or governing documents of the Company or any Acquired Subsidiary in effect on the date of this Agreement, provided, however, that Acquiror will not be liable under the foregoing indemnification provision to the extent that any such costs or expenses, judgments, fines, losses, damages or liabilities is found in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful malfeasance of any such director, officer or employee of the Company or Acquired Subsidiaries.

(b)                     To the extent it is available, Acquiror shall obtain at or prior to the Effective Time a six-year “tail” prepaid policy under the existing directors and officers insurance policy of the Company or an Acquired Subsidiary covering the claims described in Section 7.12(a); provided, however, that Acquiror shall not be obligated to pay an aggregate amount for such prepaid policy in excess of One Hundred Fifty Thousand Dollars ($150,000), but provided further, that Acquiror shall be required to obtain such “tail” prepaid policy for as long a term as possible while not expending greater than One Hundred Fifty Thousand Dollars ($150,000).

Article 8

Additional Agreements

Section 8.1.                                Cooperation.  Acquiror and the Company covenant that, unless this Agreement is terminated as provided herein, they will use their respective Best Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and Regulations to consummate and make effective the Contemplated Transactions, and that they will not willfully or intentionally Breach this Agreement.  In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Acquiror and the Company shall, as the case may be, take all such necessary action or cause the appropriate Persons to take such action.  Without limiting the generality of the foregoing, Acquiror and the Company shall, and shall cause their respective Subsidiaries to:  (a) cooperate in the preparation of such applications, statements and materials as may be required to be filed or submitted to Applicable Governmental Authorities in order to obtain the Regulatory Approvals; and (b) cooperate in obtaining any other consent, authorization, approval or exemption of an Applicable Governmental Authority or other third party necessary for the consummation of the Contemplated Transactions, including the approvals, consents or statements of non-objection of, and confirmation of receipt of notices to, the Mortgage Loan Investors to the extent the same are required or advisable for the continuation of the mortgage loan origination and loan servicing operations and activities of the Bank (and, following the Bank Merger, of Acquiror Bank) and the other Acquired Subsidiaries, as applicable.

Section 8.2.                                Press Releases.  On or prior to the Closing Date, Acquiror and the Company shall, and the Company shall cause each Acquired Subsidiary to, coordinate all publicity relating to any aspect of the Contemplated Transactions and, except as otherwise required by Applicable Laws and Regulations, neither party shall issue any press release, publicity statement or other public notice relating to any Transaction Document or any aspect of the Contemplated Transactions without obtaining the prior written consent of the other.

Section 8.3.                                Bank Merger.  The parties understand that it is the present intention of Acquiror, at or immediately after the Effective Time, to effect the Bank Merger.  Acquiror and the Company agree to cooperate and to take such steps as may be necessary to obtain all Regulatory Approvals necessary to effect the Bank Merger, subject and subsequent to the consummation of the Merger, all as determined by Acquiror in its sole discretion.  The resulting bank shall be Acquiror Bank, and it shall operate under the name determined by Acquiror.  In furtherance of such agreement, each of Acquiror and the Company agrees:

(a)                     respectively, to cause the board of directors of each of Acquiror Bank and the Bank to approve the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)                     respectively, to vote the shares of stock of Acquiror Bank and the Bank owned by them in favor of the Bank Merger; and

(c)                      to take, or cause to be taken, all steps necessary to consummate the Bank Merger at or as soon after the Effective Time as Acquiror shall determine in its sole discretion.

The Bank Merger shall be accomplished pursuant to the Amended and Restated Bank Merger Agreement.  Notwithstanding anything contained herein to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time; and (y) none of Acquiror’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of the Company or the Bank prior to the Effective Time.

Section 8.4.                                Tax-Free Reorganization.

(a)                     The parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.  From and after the date of this Agreement and until the Effective

Time, each of the Company and Acquiror shall use its commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.  Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)                     As of the date hereof, the Company:  (i) does not know of any reason why it would not be able to deliver to the Company’s tax advisor, at the date of the tax opinion referred to in Section 9.2(f), a certificate substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto, to enable the Company’s tax advisor to deliver the opinion contemplated by Section 9.2(f); (ii) agrees to deliver such certificate effective as of the date of such opinion to the Company’s tax advisor; and (iii) does not know of any reason why the Company’s tax advisor would not be able to deliver the opinion required by Section 9.2(f).

(c)                      The parties acknowledge and agree that the Merger will result in a greater than 50% acquisition of the Company, resulting in the application of Section 355(e) of the Code and the recognition of a taxable gain by the Company on the Distribution.  The parties further acknowledge and agree that: (i) such gain will be reported in the final separate consolidated Tax Return of the Company; and (ii) the liability for Taxes associated with such gain shall be included in the calculation of Adjusted Book Value pursuant to Section 2.11.

(d)                     The parties agree that the Company’s final separate consolidated Tax Return covering its final pre-Closing taxable year shall: (i) be prepared by the Hallmark Group and its tax advisors; (ii) treat the Merger as a reorganization within the meaning of Section 368(a) and related sections of the Code; (iii) recognize a taxable gain by the Company on the Distribution as a result of the application of Section 355(e) of the Code, with the amount of such gain based on the Company’s election to apply Section 336(e) of the Code to the Distribution, using the Company’s reasonable determination of the fair market value of the assets held by the controlled entity that are subject to the Distribution; (iv) be delivered to Acquiror and its tax advisers for review and consent no later than thirty (30) days prior to the applicable due date, with such consent not to be unreasonably withheld; and (v) be filed by Acquiror on or before the applicable due date.

Article 9

Conditions Precedent

Section 9.1.                                Conditions to the Obligations of Acquiror and Merger Sub.  The obligations of Acquiror and Merger Sub to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):

(a)                     all of the representations and warranties of the Company set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Company or any Acquired Subsidiary or on Acquiror’s rights under this Agreement;

(b)                     the Company shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any nonperformance or noncompliance would not have a Material Adverse Effect on the Company or any Acquired Subsidiary or on Acquiror’s rights under this Agreement;

(c)                      the Company shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.6 of this Agreement, in form and substance reasonably satisfactory to Acquiror;

(d)                     all proceedings, corporate or otherwise, to be taken by the Company in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and its counsel;

(e)                      from the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any Acquired Subsidiary that has had or would reasonably be expected to have a Material Adverse Effect on the Company or such Acquired Subsidiary or on Acquiror’s rights under this Agreement;

(f)                       the portion of the Aggregate Merger Consideration that otherwise would have been payable with respect to the Dissenting Shares pursuant to Section 3.1(b) if the Dissenting Shareholders had not perfected their dissenters’ rights (the “Dissenting Shares Amount”) shall be no greater than two percent (2.0%) of the Aggregate Merger Consideration; provided, however, that the Company may elect, by giving written notice to Acquiror at least three Business Days prior to the Closing Date, to replace the foregoing reference to “two percent (2.0%)” with “five percent (5.0%)” (the “5% Dissenting Shares Election”) in exchange for the indemnification obligations of the Company-related parties set forth in Section 10.2(b) and in the Indemnification Agreement delivered pursuant to Section 6.18 being expanded to include any Losses (as defined therein) incurred by the Acquiror as a result of the Dissenting Shares;

(g)                      Acquiror shall have received evidence from the Company, in a form reasonably satisfactory to Acquiror, that no director, officer or employee of an Acquired Subsidiary remains subject to any employment contract, change of control agreement or other agreement other than as set forth on Schedule 4.20;

(h)                     as of the Closing Date, no Proceeding shall be pending, and none shall have been Threatened, that, if adversely decided, would have a Material Adverse Effect on the Company or any Acquired Subsidiary or on Acquiror’s rights under this Agreement;

(i)                         Acquiror shall have received a copy of the written opinion of Ernst & Young LLP referred to in Section 9.2(f);

(j)                        the Company shall not have any outstanding indebtedness (including any guarantees of indebtedness) other than: (i) the $40.0 million outstanding principal amount under the Trust Debentures; and (ii) any indebtedness it is permitted to incur between the date of this Agreement and the Closing pursuant to Section 6.3(j); and

(k)                     Acquiror shall have received evidence from the Trustee, in a form reasonably satisfactory to Acquiror, that, following payment of the Accrued TRUPS Interest at the Closing pursuant to Section 2.8, all interest due on the Trust Debentures through the Closing Date has been paid in full, and no payments of such interest remain deferred, pursuant to the terms of the Trust Debentures.

Section 9.2.                                Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a)                     all of the representations and warranties of Acquiror set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror or Acquiror Bank or on the Company’s rights under this Agreement;

(b)                     Acquiror shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any nonperformance or noncompliance would not have a Material Adverse Effect on Acquiror or Acquiror Bank or on the Company’s rights under this Agreement;

(c)                      Acquiror shall have tendered for delivery all of the certificates, documents and other items listed in Section 2.7 of this Agreement, in form and substance reasonably satisfactory to the Company;

(d)                     all proceedings, corporate or other, to be taken by Acquiror and Merger Sub in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel;

(e)                      from the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or Acquiror Bank that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or Acquiror Bank or on the Company’s rights under this Agreement;

(f)                       the Company shall have received a written opinion of Ernst & Young LLP, in form and substance reasonably satisfactory to the Company and Acquiror and upon which the McDonnell Family is expressly entitled to rely, dated as of the Closing Date, to the effect that:  (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) each of the Company and Acquiror will be a party to such reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company in the Merger; and (iv) no gain or loss will be recognized by the holders of Company Preferred Stock or Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Preferred Stock or Company Common Stock in the Merger, except to the extent of any cash received in the Merger and any cash received in lieu of fractional shares of Acquiror Common Stock; and

(g)                      there shall have been received the approval of (or non-objection from), and confirmation of receipt of any notifications to, each of the Mortgage Loan Investors if and as required in order to consummate the Contemplated Transactions, which approvals and/or non-objections shall not contain terms or conditions that would materially adversely affect the ability of the Bank (or the Acquiror Bank, following the Bank Merger) or any other Acquired Subsidiary, as applicable, to continue its mortgage loan origination and loan servicing operations and activities as presently conducted.

Section 9.3.                                Conditions to Each Party’s Obligations.  The respective obligations of Acquiror and the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived, in whole or in part, by the mutual consent of the parties to this Agreement):

(a)                     all corporate action, including any required shareholder approval, necessary to authorize the consummation of the Contemplated Transactions shall have been duly and validly taken;

(b)                     as of the Closing Date, there shall not be in effect any Order enjoining or otherwise prohibiting the consummation of any of the Contemplated Transactions;

(c)                      all consents, authorizations and approvals of Applicable Governmental Authorities and all other consents or approvals from third parties (including the Trustee with respect to the TRUPS Assumption) necessary to consummate the Contemplated Transactions shall have been obtained; and

(d)                     the Company shall: (i) have completed the Internal Restructuring and the Distribution; and (ii) not own, either directly or indirectly, any assets related to the Non-Banking Business or owe any obligations to the Hallmark Group or related to the Non-Banking Business.

Article 10

Indemnification

Section 10.1.                         Survival.

(a)                     Except as otherwise set forth in this Section 10.1, all representations, warranties and covenants made by the parties in this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date and any claims to be made by the Acquiror Indemnified Parties against the Company-related parties to the Indemnification Agreement, or by the Company Indemnified Parties against Acquiror, alleging a Breach of any such warranty, representation or covenant may be made only if on or before the date that is eighteen (18) months after the Closing Date, the claiming party has given notice to the other party of the claim. Notwithstanding the foregoing:  (i) all representations, warranties and covenants made by the Company with respect to:  (A) the Bank’s ownership of stock in Visa, Inc. (the “Visa Ownership”); (B) all sponsor bank or other similar agreements between HPS and the Company or any Acquired Subsidiary, including in connection with residual or other lease payments paid or payable to the Bank or any of its Subsidiaries in connection with merchants’ leases of point of sale terminals (the “HPS Relationship”); (C) all of the matters described in Schedule Section 4.7(a); and (D) the tax effects of the Internal Restructuring and the Distribution to the Company and the Acquired Subsidiaries, as set forth in Section 4.9(e); and (ii) all other covenants made by the Company or Acquiror that, by their terms, are to be performed after the consummation of the Contemplated Transactions, shall survive the Closing.

(b)                     Notwithstanding Section 10.1(a), any claims arising out of or in connection with the matters that are referenced in clauses (i) and (ii) of Section 10.1(a) or clauses (iii) and (iv) of Section 10.2(a), or pursuant to Section 10.2(b), may be made at any time following the Closing through the end of all applicable statutes of limitations.

Section 10.2.                         Indemnification by Company-Related Parties.

(a)                     Pursuant to the Indemnification Agreement to be delivered pursuant to Section 6.18, the Hallmark Group, the Love Family and Laurence A. Schiffer, jointly and severally, shall indemnify, defend and hold harmless Acquiror, its Affiliates and each of their respective Representatives (collectively, the “Acquiror Indemnified Parties”) from and against any and all claims, liabilities, losses, expenses, penalties, fines and damages (including amounts paid in settlement, costs of investigation and attorneys’ fees and expenses) (collectively, “Losses”) arising out of or resulting from:  (i) any Breach or incorrectness of any representation or warranty made by the Company in this Agreement or in any certificate, document or other writing delivered to Acquiror by the Company pursuant hereto; (ii) any Breach of any covenant or agreement made by the Company in this Agreement; (iii) the Bank’s Visa Ownership or the HPS Relationship; and (iv) any claim arising out of any matter described in Schedule 4.7(a), including as a result of any claim by any former employee or other entity referenced therein (the “LFC Dispute”).

(b)                     Pursuant to the Indemnification Agreement to be delivered pursuant to Section 6.18, the Hallmark Group, the Love Family and Laurence A. Schiffer, jointly and severally, shall indemnify, defend and hold harmless the Acquiror Indemnified Parties from and against any and all Losses incurred by Acquiror or its Subsidiaries arising out of or resulting from: (i) any Tax or Tax Return matters related to the Company from a pre-Closing period (including, for the avoidance of doubt, if the liability for Taxes resulting from the consummation of the Internal Restructuring and/or the Distribution is determined to be greater than the Taxes that are taken into account in the calculation of Adjusted Book Value); (ii) any employee-related matters against the Company related to an employee of the Non-Banking

Business; (iii) the Company’s operation of the Non-Banking Business; (iv) only if the Company makes the 5% Dissenting Shares Election pursuant to Section 9.1(f), the actions taken by the Dissenting Shareholders against Acquiror as the successor to the Company (provided that, for the avoidance of doubt, “Losses” for this purpose shall mean only (1) the sum of the consideration paid to Dissenting Shareholders in excess of the portion of Aggregate Merger Consideration that otherwise would have been paid to such shareholders pursuant to Section 3.1(b) plus all reasonable expenses, costs of investigation and attorneys’ fees and expenses incurred by Acquiror in connection with the actions brought by the Dissenting Shareholders, multiplied by (2) a fraction, the numerator of which is the excess of the Dissenting Shares Amount over two percent (2.0%) and the denominator of which is the Dissenting Shares Amount); (v) any guarantees provided by the Company or an Acquired Subsidiary with respect to the indebtedness of the Hallmark Group or any other Affiliate of the Company or the Love Family (other than the guaranty of the Company referenced on Schedule 4.24); or (vi) any other Loss incurred by Acquiror or its Subsidiaries as a result of its acquisition of the Company that relate to the operation of its business prior to the Closing and would not have been incurred had the transaction structure contemplated by the Stock Purchase Agreement been effected instead of the Merger.

Section 10.3.                         Indemnification by Acquiror.  Pursuant to the Indemnification Agreement to be delivered pursuant to Section 6.18, Acquiror shall indemnify, defend and hold harmless the Hallmark Group, the Love Family, Laurence A. Schiffer and the McDonnell Family, their Affiliates and each of their respective Representatives (collectively, the “Company Indemnified Parties”) from and against any and all Losses arising out of or resulting from:  (a) any Breach or incorrectness of any representation or warranty made by Acquiror in this Agreement or in any certificate, document or other writing delivered to the Company by Acquiror pursuant hereto; or (b) any Breach of any covenant or agreement made by Acquiror in this Agreement.

Section 10.4.                         Indemnification Procedure.  The procedure for indemnification claims shall be governed by the Indemnification Agreement.

Section 10.5.                         Indemnification Limits.  The limitations on indemnification obligations shall be governed by the Indemnification Agreement.

Section 10.6.                         Bank Indemnification Matters.  Acquiror and the Company agree that the Company’s obligations under the indemnification agreement between the Company and the Bank with respect to the contribution of LFC to the Bank will: (i) prior to the Distribution and Closing Date, be assigned by the Company to, and assumed by, the Hallmark Group; and (ii) remain in full force and effect as an obligation of the Hallmark Group to the Bank (and, following the Bank Merger, to the Acquiror Bank as successor in interest to the Bank) in accordance with its terms following the completion of the Contemplated Transactions.

Article 11

Termination

Section 11.1.                         Termination of Agreement.  This Agreement may be terminated only as set forth below:

(a)                     by mutual consent of Acquiror and the Company;

(b)                     by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for Breaches of Section 6.13, which are separately addressed in Section 11.1(g)), which Breach, either individually or together with other such Breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9; provided, that such Breach is not a result of the failure by Acquiror to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(c)                      by the Company if Acquiror or Merger Sub shall have breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement which Breach, either individually or together with other such Breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9; provided, that such Breach is not a result of the failure by the Company to perform and comply in all material respects with any of its material obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;

(d)                     by Acquiror or the Company if:  (i) any Regulatory Authority that must grant an approval necessary to effectuate the Contemplated Transactions has denied such approval and such denial has become final and nonappealable; or (ii) any application, filing or notice for any such approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority and a petition for rehearing shall not have been granted or an amended application shall not have been accepted for filing by the applicable Regulatory Authority within the sixty (60) day period following such withdrawal;

(e)                      by Acquiror or the Company if the Effective Time shall not have occurred at or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;

(f)                       by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated

Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;

(g)                      by Acquiror if the Company breaches any of its obligations under Section 6.13;

(h)                     by Acquiror pursuant to Section 6.7(b); or

(i)                         by the Company pursuant to Section 6.13.

The party desiring to terminate this Agreement pursuant to clauses (b) through (i) of this Section 11.1 shall give written notice of such termination to the other party in accordance with Section 12.1, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 11.2.                         Effect of Termination.  If this Agreement is terminated pursuant to Section 11.1, this Agreement will be of no further force or effect, and all obligations of the parties hereunder shall terminate, without liability, except that:  (a) the Confidentiality Agreement, Articles 10 and 12, and Sections 11.2 and 11.3 hereof shall survive the termination of this Agreement; and (b) the termination of this Agreement will not relieve any party from any liability for any Breach of this Agreement occurring prior to termination.

Section 11.3.                         Fees and Expenses.

(a)                     Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.  Further, except as explicitly provided for in this Section 11.3, no payment made pursuant to this Section 11.3 shall preclude the party receiving such payment from asserting or enforcing any claim against the party making such payment, or any other Person, arising out of or relating in any way to this Agreement or the transactions contemplated herein.

(b)                     Subject to Section 11.3(e), if this Agreement is terminated by Acquiror pursuant to Section 11.1(b), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(c)                      If this Agreement is terminated by the Company pursuant to Section 11.1(c), then Acquiror shall pay to the Company, within ten (10) Business Days after such termination, the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) by wire transfer of immediately available funds to such account as the Company shall designate.

(d)                     If this Agreement is terminated by Acquiror pursuant to Section 11.1(g) or by the Company pursuant to Section 11.1(i), then the Company shall pay to Acquiror, within ten (10) Business Days after such termination, the amount of Four Million Five Hundred

Thousand Dollars ($4,500,000) by wire transfer of immediately available funds to such account as Acquiror shall designate.

(e)                      If:  (i) this Agreement is terminated by Acquiror pursuant to Section 11.1(b); and (ii) within six (6) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to an Acquisition Transaction, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the amount of Four Million Five Hundred Thousand Dollars ($4,500,000)  by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Transaction” has the meaning ascribed thereto in Section 1.1, except that references in that Section to “20%” shall be replaced by “50%”; provided, further, that the amount due to Acquiror from the Company pursuant to this Section 11.3(e) shall be reduced by any amount previously paid by the Company to Acquiror pursuant to Section 11.3(b).

(f)                       Except as otherwise provided in this Section 11.3, all payments made pursuant to Sections 11.3(b), (c), (d) and (e) shall constitute liquidated damages and the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and shareholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein; provided, however, that nothing herein shall preclude or bar the party receiving such payment from asserting or enforcing any such claim against any Person other than the party making such payment, such party’s Affiliates and their respective officers, directors, employees and shareholders.

Article 12

General Provisions

Section 12.1.                         Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1):

If to Acquiror, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois  62401

Telephone:                                               (217) 342-7331

Electronic Mail:                      jludwig@midlandstatesbank.com

Facsimile:                                                     (217) 342-9462

Attention:                                                     Jeffrey G. Ludwig

Executive Vice President and Chief Financial Officer

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois  60606

Telephone:                                               (312) 984-3100

Electronic Mail:                      dennis.wendte@bfkn.com

Facsimile:                                                     (312) 984-3150

Attention:                                                     Dennis R. Wendte, Esq.

If to the Company, to:

Love Savings Holding Company

212 South Central Avenue

St. Louis, Missouri 63105-3570

Telephone:                                               (314) 512-8606

Electronic Mail:                      aslove@heartland-bank.com

Facsimile:                                                     (314) 512-8687

Attention:                                                     Andrew S. Love

Chairman

with copies to:

Alan A. Sachs, LLC

231 South Bemiston Avenue, Suite 800

St. Louis, Missouri 63105

Telephone:                                               (314) 854-9194

Electronic Mail:                      asachs@alansachs.com

Facsimile:                                                     (314) 854-9118

Attention:                                                     Alan A. Sachs, Esq.

and

Carmody MacDonald, P.C.

120 South Central Avenue, Suite 1800

St. Louis, Missouri 63105

Telephone:                                               (314) 854-8600

Electronic Mail:                      mbh@carmodymacdonald.com

Facsimile:                                                     (314) 854-8660

Attention:                                                     Mark B. Hillis, Esq.

Section 12.2.                         Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision that would cause the application of laws of any jurisdiction other than those of the State of Missouri, except to the extent that the federal laws of the United States apply.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the courts of the State of Missouri located in the County of St. Louis, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Missouri, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.3.                         WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT:  (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 12.4.                         Severability.  If any term or provision of this Agreement is held by a final and nonappealable Order of a court of competent jurisdiction to be invalid, void, or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, and shall not be impaired or invalidated thereby, unless the economic or legal substance of the Contemplated Transactions would be affected in a manner materially adverse to any party.

Section 12.5.                         Entire Agreement; Binding Effect; Nonassignment; Counterparts.  This Agreement, the documents delivered pursuant to this Agreement and the Confidentiality Agreement (including the documents and instruments referred to herein and therein) constitute the entire agreement between the parties hereto and supersede all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof (including, without limitation, the Stock Purchase Agreement).  This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either party hereto without the prior written consent of the other party hereto and any purported assignment or delegation in violation of this Section 12.5 shall be void.  This Agreement may be executed in two or more counterparts that together shall constitute a single agreement.

Section 12.6.                         Facsimile or Electronic Signatures.  This Agreement may be executed and accepted by facsimile or electronic signature and any such signature shall be of the same force and effect as an original signature.

Section 12.7.                         No Third-Party Beneficiaries.  Nothing in this Agreement, expressed or implied, is intended to confer upon any Person not a party hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.  Notwithstanding the foregoing: (a) the provisions of Section 7.8 and Article 10, insofar as they affect the interests of the Hallmark Group, the Love Family, the McDonnell Family or Laurence A. Schiffer, are intended for their benefit and shall be directly enforceable by them; and (b) the provisions of Section 7.12 are intended for the benefit of, and shall be directly enforceable by, the D&O Indemnified Parties.

Section 12.8.                         Amendment.  This Agreement may be amended by a written instrument executed by the parties hereto, whether before or after any required approval of the Contemplated Transactions by holders of voting stock of the Company; provided, however, that after any such approval, no amendment shall be made that by law requires further approval by such shareholders without the further approval of such shareholders, and provided further, that no amendment shall be valid or effective against the Company unless approved by:  (i) the Company’s board of directors; and (ii) the Shareholder Representative, and no amendment of Section 7.8 and Article 10, insofar as it materially affects the interests of the Hallmark Group, the Love Family, the McDonnell Family or Laurence A. Schiffer, shall be valid or effective against the such party unless also approved by the affected party.

Section 12.9.                         Waiver.  Any term, provision or condition of this Agreement (other than requirements for approval by holders of the Company’s voting stock and required approvals of the Applicable Governmental Authorities) may be waived at any time by the party which is entitled to the benefits thereof; provided, however, that any such waiver shall be valid only if set forth in a written instrument signed by such party.  Each and every right granted to any party hereunder, or under any other document delivered in connection herewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time.

The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party’s right at a later time to enforce the same.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  No waiver by any party of a condition or of the Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or Breach or a waiver of any other condition or of the Breach of any other term, covenant, representation or warranty of this Agreement.  No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by any party to this Agreement.  Notwithstanding anything to the contrary contained herein, no waiver by the Company shall be valid or effective unless approved by:  (a) the Company’s board of directors; and (b) the Shareholder Representative.

Section 12.10.                  Further Assurances.  The parties agree to:  (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement, the Contemplated Transactions, and the documents to be delivered pursuant to this Agreement.  Furthermore, the parties agree to cooperate following the Closing, as reasonably necessary, to support the transfer of the Non-Banking Business to the Hallmark Group pursuant to the Internal Restructuring, including by transferring possession of any records or property of one party that may be, or come into, the possession of the other party following the Closing and by providing to the other party reasonable access to information in the possession of the first party to the extent necessary in connection with any audit, investigation, regulatory proceeding or litigation, subject to applicable privileges or confidentiality obligations; provided, that any such requested actions do not impose an undue cost or burden on the cooperating party.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.

ACQUIROR:			COMPANY:

MIDLAND STATES BANCORP, INC.			LOVE SAVINGS HOLDING COMPANY

By:	/s/ Leon J. Holschbach		By:	/s/ Andrew S. Love

Name:	Leon J. Holschbach		Name:	Andrew S. Love

Title:	President & CEO		Title:	Chairman

MERGER SUB:

HB ACQUISITION LLC

By:	Midland States Bancorp, Inc., its sole member and manager

	By:	/s/ Leon J. Holschbach

	Name:	Leon J. Holschbach

	Title:	President & CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]